UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to § 240.14a-12

VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)
_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A is being filed to amend the definitive proxy statement of Vishay Intertechnology, Inc. for its 2018 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 23, 2018, in order to correct the biography of independent director Raanan Zilberman, who resigned from his principal employment on March 22, 2018.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

March 23, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 9:30 a.m., local time, on Tuesday, May 15, 2018, at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay's business operations.  We will provide time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important that your shares are represented and voted at the annual meeting.  Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided, or follow the instructions to vote online, so that your shares will be represented and voted at the annual meeting.

Sincerely,
Marc Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 15, 2018.

The following materials, also included with this Notice, are available for viewing on the Internet:

Proxy Statement for the 2018 Annual Meeting of Stockholders

2017 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 15, 2018

The 2018 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355, on Tuesday, May 15, 2018 at 9:30 a.m., local time.  The meeting will be held to consider and act upon:

1. the election of three directors to hold office until 2021;
2. the ratification of our independent registered public accounting firm; and
3. such other business as may be brought properly before the meeting.

The Board of Directors unanimously recommends a vote "FOR ALL" nominees and "FOR" proposal two.

The stockholders of record at the close of business on March 19, 2018 will be entitled to vote at the annual meeting or at any adjournment thereof.  Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

Peter Henrici
Corporate Secretary

Malvern, Pennsylvania
March 23, 2018

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information

Date and time	Tuesday, May 15, 2018 at 9:30 a.m.
Meeting location	Vishay Intertechnology, Inc. World Headquarters 63 Lancaster Ave. Malvern, PA 19355
Record date	March 19, 2018
Voting	Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

Meeting Agenda

The meeting will be held to consider and act upon:

•	The election of three directors to hold office until 2021;
•	The ratification of Ernst & Young as our independent registered public accounting firm; and
•	Such other business as may be brought properly before the meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of three directors to hold office until 2021 (see Proposal One); and
•	FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two).

Nominees for Directors

The total number of shares of our common stock and Class B common stock outstanding was 132,117,715 and 12,097,427, respectively, at March 19, 2018. Ruta Zandman controls, solely or on a shared basis with Marc Zandman and Ziv Shoshani, approximately 43.0% of the total voting power of our capital stock; Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 34.1% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Marc Zandman, approximately 34.1% of the total voting power of our capital stock.  While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The nominees for election as Class III Directors for terms of three years, expiring at the 2021 annual meeting of stockholders, are summarized as follows:

Name	Age	Director Since

Marc Zandman Executive Chairman of the Board of Directors, Chief Business Development Officer, and President of Vishay Israel Ltd.	56	2001
Ruta Zandman Director	80	2001
Ziv Shoshani Chief Executive Officer and President, Vishay Precision Group	51	2001

The Board of Directors recommends a vote FOR the election of three directors to hold office until 2021 (see Proposal One).

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has determined to reappoint the public accounting firm of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of Ernst & Young LLP is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.  The Board of Directors recommends a vote FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two).

Corporate Governance Best Practices

Vishay understands that corporate governance practices change and are constantly evolving. We currently employ the following corporate governance best practices:

•	Separate Executive Chairman of the Board and Chief Executive Officer;
•	All directors attend at least 75% of all meetings on an annual basis;
•	Highly-experienced directors in a wide range of industries;
•	All directors possess a significant level of knowledge regarding Vishay and our industry;
•	Audit Committee composed entirely of independent directors;
•	Compensation Committee composed entirely of independent directors;
•	Nominating and Corporate Governance Committee composed entirely of independent directors;
•	Auditor is independent;
•	Non-audit fees are reasonable relative to audit and audit-related fees;
•	Significant stock ownership guidelines for directors, equal to five times the value of their annual cash retainer (subject to five year phase-in);
•	Cap on bonuses (one times base salary for most executive officers);
•	Annual self-evaluations of Board as a whole;
•	Independent directors meet in regularly scheduled executive sessions; and when required, in special executive sessions;
•	No restrictions on directors' access to management or employees;
•	Board engaged in determining and overseeing the Company's strategy and strategic priorities;
•	Nominating and Corporate Governance Committee has primary responsibility for Chief Executive Officer and key executive succession planning;
•	Succession and executive development are discussed with the Chief Executive Officer, as well as without the Chief Executive Officer present in executive sessions;
•
All of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders;

•	Only four directors serving on the boards of other public companies; and
•	No director serving on more than one other public company board.

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2018 Annual Meeting of Stockholders of Vishay to be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355 on Tuesday, May 15, 2018 at 9:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about March 23, 2018.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually.  This year's meeting will be held on May 15, 2018.  There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors (which throughout this proxy statement we refer to as the "Board") is seeking your proxy to vote on these items.  This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting.  Please read these materials carefully so that you have the information you need to make informed decisions.  Throughout this proxy statement, we will refer to ourselves as "Vishay Intertechnology, Inc.," "Vishay," "we," "our," or the "Company."

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy.  When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established March 19, 2018 as the record date for the 2018 annual meeting.

What is the difference between "Stockholders of Record" and "Beneficial Owners"?

If your shares are registered directly in your name with Vishay's transfer agent, you are considered, with respect to those shares, the "Stockholder of Record." The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "Beneficial Owner" of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors' recommendations are set forth together with the description of each proposal in this proxy statement.  In summary, the Board of Directors recommends a vote:

•	FOR the election of three directors to hold office until 2021 (see Proposal One); and
•	FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two).

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock.  Our stockholders approved our two class structure in 1987.  On the record date, there were 132,117,715 shares of common stock and 12,097,427 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay's stockholders during ordinary business hours for a period of ten days prior to the annual meeting at the Company's headquarters, 63 Lancaster Avenue, Malvern, PA 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business.  As set forth in Vishay's by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked "ABSTAIN" will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are not regarded as voted shares and will have no effect on the election of directors under Proposal One or on the votes with respect to Proposal Two.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners.  If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange ("NYSE").  Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors or stockholder proposals.  Accordingly, brokers may vote in their discretion only on Proposal Two.

A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares.   Because the Company has a plurality voting standard for the election of directors, and because the other proposal will be determined by a majority of votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•
Proposal One. The election of three directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or presented by proxy and voted on the election of directors.

•
Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the ratification of the appointment of Ernst & Young LLP.

Who paid to send me the proxy materials?

The cost of solicitation of proxies will be borne by Vishay.  The Board of Directors may use the services of Vishay's directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Vishay is required to make these materials available to you.  SEC rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2018 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about March 23, 2018. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.  If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay's investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

How do I vote my shares? Can I vote electronically?

If you are a holder of record of our common stock as of the record date, there are four ways to vote:

•
If you elected to receive hardcopy proxy materials, please complete, date, and sign the proxy card included in the materials sent to you and return it without delay in the provided envelope, which requires no additional postage if mailed in the United States.

•
If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

•	You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your proxy card.

•	You may also vote by written ballot at the annual meeting.

The shares represented by your proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote "FOR ALL" or "WITHHOLD" your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal Two.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to vote your proxy.

Can I change my vote after I return my proxy card?

Yes.  You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;
•	provide written notice of the revocation to Vishay's Corporate Secretary; or
•	attend the annual meeting and vote in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm to be a routine matter.  On routine matters, your broker or nominee can vote your street name shares even though you have not provided voting instructions, or chose not to vote your shares on those matters.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay's shares or voting power?

Ruta Zandman controls, solely or on a shared basis with Marc Zandman and Ziv Shoshani, approximately 43.0% of the total voting power of our capital stock; Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 34.1% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Marc Zandman, approximately 34.1% of the total voting power of our capital stock.  They intend to vote FOR ALL nominees and FOR Proposal Two.

According to filings made with the Securities and Exchange Commission ("SEC"), BlackRock, Inc.; The Vanguard Group; Dimensional Fund Advisors LP; LSV Asset Management; AJO, LP; Schroder Investment Management Ltd.; and Deutsche Bank AG each are deemed to own, directly or on an as-converted basis, greater than 5% of Vishay's outstanding common stock.  Additionally, Deborah Larkin, a private stockholder, owns greater than 5% of our Class B common stock.  See "Security Ownership of Certain Beneficial Owners and Management" for more information.  BlackRock, Inc.; The Vanguard Group; Dimensional Fund Advisors LP; LSV Asset Management; AJO, LP; Schroder Investment Management Ltd.; Deutsche Bank AG and Ms. Larkin have not indicated their intentions to Vishay regarding matters to be voted on at the annual meeting.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer ("CEO").  The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board's primary responsibilities include:

•	Review of Vishay's performance, strategies, and major decisions;
•	Oversight of Vishay's compliance with legal and regulatory requirements and the integrity of its financial statements;
•	Oversight of management, including review of the CEO's performance and succession planning for key management roles;
•	Oversight of risk management; and
•	Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board's responsibilities is included in our Corporate Governance Principles, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website.  These include:

•	Corporate Governance Principles
•	Code of Business Conduct and Ethics
•	Code of Ethics Applicable to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers
•	Audit Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Compensation Committee Charter
•	Policy on Director Attendance at Annual Meetings
•	Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors
•	Procedures for Securityholders' Submissions of Nominating Recommendations
•	Securityholder Communications with Directors and Interested Party Communication with Independent Directors
•	Whistleblower and Ethics Hotline Procedures
•	Related Party Transactions Policy

To view these documents, access ir.Vishay.com and click on "Corporate Governance."  Any of these documents can be obtained in print by any stockholder upon written request to Vishay's investor relations department.

We intend to post any amendments to or any waivers from, a provision of our Code of Ethics Applicable to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes. The number of directors is fixed by the Board of Directors, subject to a minimum of three and a maximum of fifteen directors as provided in the Company's charter documents.  As described in Proposal One, three directors are nominated for election as Class III directors for a term expiring at the annual meeting of stockholders in 2021.  Biographical information on each of the current and nominated directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board has adopted a formal set of director qualification standards used to determine director independence which meet the independence requirements of the NYSE corporate governance listing standards.   The Board has determined that, to be considered independent, a director may not have a direct or indirect material relationship with the Company other than as a director.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director's exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.  The standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us or our independent registered public accounting firm.  The standards also prohibit the Audit Committee members from having any direct or indirect financial relationship with us.

The Nominating and Corporate Governance Committee, with the help of counsel, has reviewed the applicable legal standards for Board and committee member independence, the Company's standards of independence and applied the criteria to determine "audit committee financial expert status". The Committee has also reviewed a summary of the answers to annual questionnaires completed by each director.  On the basis of this review the Committee has communicated its findings to the full Board and the Board has affirmatively concluded that Frank Dieter Maier, Dr. Abraham Ludomirski, Ronald Ruzic, Timothy Talbert, Thomas Wertheimer, and Raanan Zilberman qualify as independent directors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2017?

The Board of Directors met five times during the year ended December 31, 2017.  Regularly scheduled executive sessions of the Board's independent directors were also held.  In 2017, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served.  Vishay's policy on director attendance at annual meetings of stockholders may be found on our website at ir.Vishay.com.  All of our directors attended the 2017 annual meeting of stockholders.

What is the role of the Board's Committees and what is their composition?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee.  Each committee is described below.  Copies of all Committee charters are available on our website and in print upon request.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent delegated by the Board and as permitted by Delaware law.  The current chairman of the Committee is Mr. Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting or recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay's Related Party Transactions Policy; and performing other related functions specified in the Committee's charter.  The current chairman of the Committee is Dr. Abraham Ludomirski.

Audit Committee - The functions of the Audit Committee include overseeing Vishay's accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee's charter. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE.  All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Thomas Wertheimer, the chairman of the Committee, qualifies as an Audit Committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer; establishing and approving all compensation for our Executive Officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee's charter.  The Compensation Committee is authorized, within the limits of the 2007 Stock Incentive Program of Vishay (the "2007 Program"), to determine the individuals who are to receive grants, including stock, stock options, restricted stock and restricted stock units ("RSUs"), and the vesting requirements with respect to those grants, and to administer and interpret the plan.  The current chairman of the Committee is Mr. Timothy Talbert.  Also see "Executive Compensation."

The chairman of the Compensation Committee presides at the executive sessions of the Board's independent directors.

The following table summarizes the composition of these Committees as of March 19, 2018 (C-Chairman, M-Member):

	Executive Committee (1)	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Marc Zandman	C	–	–	–
Dr. Abraham Ludomirski	–	–	C	M
Frank Dieter Maier	–	M	M	–
Dr. Gerald Paul	M	–	–	–
Ronald Ruzic	–	M	M	–
Ziv Shoshani	–	–	–	–
Timothy V. Talbert	–	–	–	C
Thomas C. Wertheimer	–	C	–	M
Ruta Zandman	–	–	–	–
Raanan Zilberman	–	–	–	–

Number of Meetings during 2017	-	6	4	5

(1)	The Executive Committee meets informally throughout the year to discuss various business issues. Informal meetings are not included in the number of meetings disclosed above.

What is the Board's leadership structure?

The Board believes that it is important and in the Company's best interests to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as determined by the Board from time to time.  The Board separated the positions of Chairman and Chief Executive Officer in 2004 when the Company's late founder and Chairman, Dr. Felix Zandman, stepped down from his position as our Chief Executive Officer to focus mainly on technical and business development issues.  Mr. Marc Zandman succeeded Dr. Zandman as Executive Chairman of the Board of Directors and Chief Business Development Officer upon Dr. Zandman's passing.  Mr. Marc Zandman is significantly involved with the Company's strategic direction as our Executive Chairman and Chief Business Development Officer, overseeing our acquisition strategy.  Accordingly, the Company believes that it is appropriate that he serve as Executive Chairman.  At the same time, the active membership of Dr. Paul, our Chief Executive Officer, on the Board assures our Board of the benefit of his comprehensive knowledge of the Company's business, operations, industry environment and competitive challenges.  At the current time, the Board believes this remains the optimal structure.

Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring oversight skills and experience from outside the Company and the industry, while our CEO and Executive Chairman bring Company-specific expertise. This structure permits open discussion and assessment of the Company's ability to manage the risks and challenges the Company faces and provides the appropriate balance between strategy development and independent oversight of management.

The independent directors meet in regularly scheduled executive sessions and when required, in special executive sessions.

What is the Board's role in risk oversight?

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management's identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.

•	The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.
•	The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.
•	The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

Each of these Committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its Committees to perform their respective risk oversight roles, individual members of management who supervise the Company's risk management report directly to the Board or the relevant Committee of the Board responsible for overseeing the management of specific risks, as applicable.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Members of the Company's senior management regularly attend Board and Committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board's ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee's criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage an independent search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee will set the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders or stockholder group intend to continue holding its interest through the annual meeting date.

What qualifications must a director have?

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee's charter, our Amended and Restated Articles of Incorporation, our Bylaws and our Corporate Governance Principles.  Under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director (including the continued service of existing members) be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing the Company; and have adequate time to devote to serve on the Board of Directors. When considering nominees, the Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board's overall composition and needs.  A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power.  Additionally, directors may not stand for re-election after the age of 75 unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived, and in no event may a director stand for re-election after the age of 85.  This policy does not apply to any person who controls more than 20% of the voting power of the Company. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the Audit Committee and at least one of these directors qualifies as an Audit Committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the industries in which we operate.  Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website under our Nominating and Corporate Governance Committee Policy Regarding Qualifications of Directors.

To assist it with its evaluation of the director nominees for election at the 2018 annual meeting of stockholders, the Nominating and Corporate Governance Committee took into account all of the factors listed above.  Under the heading "Nominees for Election as Class III Directors – Terms Expiring 2021,"  we provide an overview of each nominee's principal occupation, together with the qualifications, key attributes and skills that the Committee and the Board believes will best serve the interests of the Board, the Company and our stockholders.

Can I recommend a nominee for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee's procedures, as outlined below and set forth on our website.  For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder's ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.  Submissions must be made by mail, courier, or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by our "Procedures for Securityholders' Submission of Nominating Recommendations," which is posted on our website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the independent directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com.  Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the independent directors as an interested party, the nature of the person's interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a securityholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Vishay's management.

DIRECTOR COMPENSATION

Effective January 1, 2017, our non-employee directors are compensated as follows:

•	An annualized cash retainer of $60,000, paid in two semi-annual installments;
•	An additional $10,000 for service on each of the Compensation or Audit Committees;
•	An additional $5,000 for service on the Nominating and Corporate Governance Committee;
•	An additional $15,000 for the Audit Committee Chair and an additional $5,000 for each of the Compensation and Nominating and Corporate Governance Committee Chairs; and
•	Effective January 1, 2017, the annual grant of RSUs on the first stock trading day of the year was determined as a total incentive value of $165,000 divided by the closing stock price of the last trading day of the previous fiscal year, vesting in 3 years or ratably upon earlier cessation of service.

Board members do not receive a per-meeting fee.

Our employee directors are not separately compensated for services performed as directors.

The following table provides information with respect to the compensation paid or provided to the Company's non-employee directors during 2017:
Name	Fees Earned and Paid in Cash		Stock Awards(1)	Total
Dr. Abraham Ludomirski	$80,000		$158,071	$238,071
Frank Dieter Maier	$75,000		$158,071	$233,071
Ronald Ruzic	$75,000		$158,071	$233,071
Ziv Shoshani	$60,000		$158,071	$218,071
Timothy V. Talbert	$75,000		$158,071	$233,071
Thomas C. Wertheimer	$95,000		$158,071	$253,071
Ruta Zandman	$210,000	(2)	$158,071	$368,071
Raanan Zilberman	$60,000		$159,090	$219,090

(1)
Amounts represent the fair value of the RSUs granted, determined in accordance with FASB ASC Topic 718 in the year of grant and the assumptions set forth in Note 12 of our consolidated financial statements on Form 10-K filed on February 16, 2018. The grant-date fair value is recognized for accounting purposes over the respective vesting periods.

(2)
Effective January 1, 2012, Mrs. Ruta Zandman was appointed as the director responsible for preserving the memory of the late Dr. Felix Zandman and the Company's corporate history. For her continued service on this project, Mrs. Zandman receives $150,000 per annum in addition to her Board of Directors cash retainer of $60,000.

The Board evaluates director compensation annually and believes that the structure implemented in 2017 remains appropriate.

To further align the interests of the Company's directors with its stockholders, the Board adopted stock ownership guidelines in 2016 applicable to the Company's directors (the "Stock Ownership Guidelines").  The Stock Ownership Guidelines are as follows:

•	Each director should own an amount of shares of Vishay Common Stock equal to 5 times the value of the director's annual cash retainer, subject to a 5-year phase-in period (through 2021);
•
Following the 5-year phase-in period, directors who do not meet the required ownership threshold would receive shares in place of the director's annual cash retainer until such time as the ownership threshold is satisfied;

•	For purposes of analyzing compliance with Stock Ownership Guidelines, only fully vested shares are included in a director's holdings (e.g. unvested RSUs are not included).

PROPOSAL ONE

ELECTION OF DIRECTORS

Our stockholders will be asked to consider three nominees for election to our Board to serve as Class III directors for a term expiring at the annual meeting of stockholders in 2021, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal.

The names of the three nominees for director, their current positions and offices, tenure as a Vishay director and their qualifications are set forth below. Each of their respective committee memberships are set forth under the question heading "What is the role of the Board's committees and what is their composition?"  All of the nominees are current Vishay directors. The Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our stockholders at the annual meeting.  The Board approved the Committee's recommendation at its meeting on March 6, 2018.

Each of the nominees has agreed to be named and to serve if elected.  If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The following table summarizes the current directors as of March 19, 2018:

Name	Age	Director Since	Term Expiring

Nominees for Election as Class III Directors:

Marc Zandman (1)(2)	56	2001	2021
Ruta Zandman (3)	80	2001	2021
Ziv Shoshani (3)	51	2001	2021

Class I Directors:

Dr. Gerald Paul	69	1993	2019
Frank Dieter Maier	80	2010	2019
Timothy V. Talbert	71	2013	2019
Thomas C. Wertheimer	77	2004	2019

Class II Directors:

Dr. Abraham Ludomirski	66	2003	2020
Ronald Ruzic	79	2009	2020
Raanan Zilberman	57	2017	2020

(1)	Executive Chairman of the Board.
(2)	Marc Zandman is the son of the late Dr. Felix Zandman.
(3)	Ruta Zandman is the wife of the late Dr. Felix Zandman. Ziv Shoshani is her nephew.

Nominees for Election as Class III Directors – Terms Expiring 2021

Marc Zandman is Executive Chairman of the Board of Directors, the Chief Business Development Officer, and President of Vishay Israel Ltd. Mr. Zandman has been President of Vishay Israel Ltd. since 1998 and a Director of Vishay since 2001.  Mr. Zandman was Vice Chairman of the Board from 2003 to June 2011, Chief Administration Officer from 2007 to June 2011, and Group Vice President of Vishay Measurements Group from 2002 to 2004.  Mr. Zandman has served in various other capacities with Vishay since 1984. Mr. Zandman has served as the non-executive Chairman of the Board of Directors of Vishay Precision Group since the spin-off from Vishay on July 6, 2010. He is the son of the late Dr. Felix Zandman, founder and Vishay's former Executive Chairman.  As Executive Chairman and Chief Business Development Officer, Mr. Zandman has a breadth of knowledge concerning the Company's businesses, as well as close familiarity with the Company's Israel operations where the Company conducts significant research and development and manufacturing activities.

Ruta Zandman is a private stockholder and the wife of the late Dr. Felix Zandman, Vishay's founder and former Executive Chairman.  Mrs. Zandman has sole or shared voting power over approximately 43.0% of the Company's total voting power, for which it is deemed appropriate that she serve as a member of the Company's Board.  Mrs. Zandman was employed by Vishay as a public relations associate from 1993 to May 2011, and usually accompanied Dr. Zandman as a representative of Vishay; she provides the Board with valuable insight into the Company and its history, as well as her understanding of Dr. Zandman's vision and the evolution of our operations.

Ziv Shoshani is Chief Executive Officer and President, and a member of the board of directors of Vishay Precision Group, Inc., an independent, publicly-traded company spun off from Vishay on July 6, 2010. Mr. Shoshani was Chief Operating Officer of Vishay from January 1, 2007 to November 1, 2009, and had been Executive Vice President of Vishay from 2000 until the date of the spin-off, with various areas of responsibility, including Executive Vice President of the Capacitors and the Resistors businesses, as well as heading the Measurements Group and Foil Divisions. Mr. Shoshani was employed by Vishay Intertechnology, Inc. from 1995 to 2010, and has been a member of the Vishay Intertechnology, Inc. Board of Directors since 2001. Mr. Shoshani's long-standing dedication to our Company, exemplified by his extensive management experience with Vishay Intertechnology prior to the VPG spin-off, as well as his experience as the CEO of a publicly-traded company, provide him with valuable insight into our business and operations, and makes him a valuable advisor to the Board. Mr. Shoshani is a nephew of Ruta Zandman.

Under the Company's Corporate Governance Principles, directors may not stand for election or re-election after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived.  In no event may a director stand for re-election after the age of 85.  This policy does not apply to any person who controls more than 20% of the voting power of the Company.

The Board of Directors recommends that you vote "FOR ALL" the nominees for election as Class III directors.

Class I Directors - Terms Expiring 2019

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of the Company since 1993, and has been President of the Company since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of the Company from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of the Company, since 1991. Dr. Paul has been employed by Vishay and a predecessor company since 1978.  Dr. Paul possesses extensive experience with the Company, has senior responsibilities for our overall business, and has been instrumental in promoting our strategic advances.  His in-depth knowledge of our operations includes the integration of acquired companies and a proven understanding of the challenges facing the Company in all aspects of the business cycle.

Frank Dieter Maier was Managing Director of TEMIC GmbH where he was responsible for the development and concentration of electronic activities within Daimler, including the operations of 26 semiconductor and automotive electronics plants until 2002. He currently serves as a member of the Advisory Board of Montana Tech Components AG and Montana Tec Components (main shareholder of VARTA), member of the Supervisory Board of VARTA Holding AG, member of the Board of Directors of VARTA Microbattery GmbH and VARTA Micro AG, Chairman of the Board of Directors and member of the Advisory Council of BASIC AG, a director of ASTA Elektrodraht GmbH; and was a director of Multiplast AG and Multipet GmbH, and a member of the advisory board of Multiport GmbH until December 2017; and was a member of the Advisory Council of BMK GmbH until 2010. Mr. Maier's prior business experience has given him in-depth knowledge of and experience in semiconductors and passive electronic components.

Timothy V. Talbert has served as Senior Vice President of Credit and Originations for Lease Corporation of America ("LCA"), a national equipment lessor, since July 2000, and President of the LCA Bank Corporation, a bank that augments LCA's funding capacity, since its founding in January 2006. Previously, Mr. Talbert was Senior Vice President and Director of Asset Based Lending and Equipment Leasing of Huntington National Bank from 1997 to 2000; and prior to that, served in a variety of positions with Comerica Bank for more than 25 years.  Mr. Talbert previously served on the board of directors and was a member of the audit committee of Siliconix incorporated, a NASDAQ-listed manufacturer of power semiconductors of which the Company owned an 80.4% interest, from 2001 until the Company acquired the noncontrolling interests in 2005.  Mr. Talbert has also served on the board of Vishay Precision Group since it was spun off from the Company in 2010.  Mr. Talbert's previous and current service as a director of publicly traded companies allows him to bring an important perspective to the Board. Additionally, Mr. Talbert's service as the president of a federally regulated institution gives him relevant understanding of compliance with complex regulations and current accounting rules which add invaluable expertise to our Board.

Thomas C. Wertheimer is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm's national office.  From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board.  He was also a director of Fiserv, Inc., an information management and service provider, until May 2017, and was also previously a director of Xinyuan Real Estate Co., Ltd., a residential real estate developer in China, through December 31, 2014.  Mr. Wertheimer brings to the Board extensive knowledge and experience in accounting, finance, risk management and public company oversight.

Class II Directors – Terms Expiring 2020

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices.  He is also the Chairman of the Board of POCARED Diagnostics, Ltd., an Israeli high-tech company specializing in miniature electronics and optical and video systems, and serves on the board of directors of Recro Pharma, Inc., Sensible Medical Innovations Ltd., Trig Medical, ENDOSPAN Ltd., and DIR Technologies.  Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine.  In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski's work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies.

Ronald Ruzic was, prior to his retirement, Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation.   Mr. Ruzic brings to the Board many years' experience with the management and technical challenges facing complex, multi-national businesses such as Vishay.

Raanan Zilberman was Chief Executive Officer of Caesarstone Ltd., a NASDAQ-listed manufacturer of high quality engineered quartz surfaces, from February 2017 to March 2018. Prior to that, Mr. Zilberman served as Chief Executive Officer of Eden Springs, a Swiss-based leading provider of water and coffee services to European workplaces; Chief Executive Officer of Danone Springs, a joint venture between Danone and Eden Springs, with a European-wide water production and distribution footprint; Chief Executive Officer of Tedea Huntleigh, a company listed on the Tel Aviv Stock Exchange engaged in the production and marketing of electromechanical sensors; and Chief Operating Officer of Tadiran Appliances, a manufacturer of air conditioners and refrigerators. Tedea Huntleigh was acquired by Vishay in 2002, and Mr. Zilberman was President of Vishay's transducers business from 2002 to 2004. Mr. Zilberman's previous service as a Chief Executive Officer of publicly traded companies will allow him to bring an important perspective to the Board. Additionally, his past experience with Vishay provides him with valuable insight of our business and operations.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon.   Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2017; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent registered public accounting firm matters required to be discussed under PCAOB standards.  These required communications addressed, among other topics, overall audit strategy, timing of the audit, and significant risks identified and any changes thereto; the independent registered public accounting firm's responsibility under the standards of the PCAOB; going concern; significant and critical accounting policies and practices; critical accounting estimates; significant unusual transactions; difficult or contentious matters subject to consultation outside of the audit team; new accounting pronouncements; material alternative accounting treatments; corrected misstatements; uncorrected misstatements considered by management to be immaterial; significant deficiencies and material weaknesses in internal control over financial reporting; other information in documents containing audited financial statements; management's Section 302 disclosures about changes in internal control; additional information included in management's report on internal control; fraud and illegal acts; information relevant to the audit; fees and related SEC disclosures; significant issues discussed with management in connection with the auditor's retention; significant difficulties encountered in performing an audit; disagreements with management; management's consultations with other accountants; other material written communications with management; and AICPA ethics ruling regarding third-party service providers.  The Audit Committee received from the independent registered public accounting firm written disclosures regarding the firm's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the firm's independence.  The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm's independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2017 did not impair the independent registered public accounting firm's independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2017 and 2016 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Frank Dieter Maier
Ronald Ruzic

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2018, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Ernst & Young LLP has served as our independent registered public accounting firm continuously since 1968. The Audit Committee believes that the knowledge of the Company's business gained by Ernst & Young LLP through this period of service is valuable.  Pursuant to the SEC rules, the lead partner must be rotated after five years, which provides the Company the benefit of new thinking and approaches.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings), acquisition or disposition related diligence activities, internal control review and compliance, interpretation and compliance with accounting and accounting-related disclosure rules and standards, certain attest services, domestic and international tax planning and compliance, and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2017 and 2016.  These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees.  The nature of the services provided in each category is described following the table.

	2017	2016
Audit fees	$5,900,000	$5,500,000
Audit-related fees	100,000	100,000
Tax fees	700,000	800,000
All other fees	200,000	100,000
Total fees	$6,900,000	$6,500,000

Audit fees.  These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay's financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans.

Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in 2017 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote "FOR"
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On March 19, 2018, Vishay had outstanding 132,117,715 shares of common stock, each of which entitles the holder to one vote, and 12,097,427 shares of Class B common stock, each of which entitles the holder to ten votes. Class B shares are transferable only to certain permitted transferees while the common stock is freely transferable.  Class B shares are convertible on a one-for-one basis at any time into shares of common stock.  Transfers of Class B shares other than to permitted transferees result in the automatic conversion of the Class B shares into common stock.  Voting is not cumulative.  The percentage of total voting power below represents voting power with respect to all shares of common stock and Class B common stock, as a single class, calculated on the basis of ten votes per share of Class B common stock and one vote per share of common stock.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each "Executive Officer" identified under "Executive Compensation," (c) the directors, director nominees, and executive officers of Vishay as a group, and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.  Unless otherwise noted, the information is stated as of March 19, 2018, and the beneficial owners exercise sole voting or dispositive power over their shares.

	Common Stock			Class B Common Stock
Name	Shares of Stock	Restricted Stock Units Scheduled to Vest within 60 days	Percent of Class	Shares of Stock		Percent of Class	Voting Power
Directors and Executive Officers
Marc Zandman	40,444	-	*	8,618,334	(2)	71.2%	34.1%
Werner Gebhardt	-	-	*	-		-	*
Lori Lipcaman	23,865	-	*	-		-	*
Dr. Abraham Ludomirski	66,047	-	*	-		-	*
Frank Dieter Maier	45,771	-	*	-		-	*
Dr. Gerald Paul	144,000	-	*	-		-	*
Ronald Ruzic	77,047	-	*	-		-	*
Ziv Shoshani	38,251	-	*	8,616,834	(3)	71.2%	34.1%
Joel Smejkal	-	-	*	-		-	*
Timothy V. Talbert	28,000	-	*	-		-	*
Clarence Tse	-	-	*	-		-	*
David Valletta	17,190	-	*	-		-	*
Johan Vandoorn	18,320	-	*	-		-	*
Thomas C. Wertheimer	62,447	-	*	-		-	*
Ruta Zandman	230,683	-	*	10,849,383	(1)	89.7%	43.0%
Raanan Zilberman	-	-	*	-		-	*
All Directors and Executive Officers as a group (16 Persons) (4)	792,065	-	*	10,850,883		89.7%	43.2%

	Common Stock			Class B Common Stock
Name	Shares of Stock	Restricted Stock Units Scheduled to Vest within 60 days	Percent of Class	Shares of Stock
					Percent of Class	Voting Power

Eugenia Ames	-	-	*	2,232,549	18.5%	*	(5)
c/o Mr. Leroy Rachlin
Janney Montgomery Scott
780 Route 37 West, Suite 130
Toms River, NJ 08755

Deborah S. Larkin	-	-	*	706,755	5.8%	2.8%
c/o Mr. Bruce Auerbach
World Financial
270 Madison Avenue, Suite 1503
New York, NY 10016

BlackRock, Inc. (6)	15,748,874	-	11.9%	-	-	6.2%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors, LP (7)	11,256,144	-	8.5%	-	-	4.4%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

The Vanguard Group, Inc. (8)	11,316,246	-	8.6%	-	-	4.5%
100 Vanguard Blvd.
Malvern, PA 19355

LSV Asset Management (9)	7,131,185	-	5.4%	-	-	2.8%
155 N. Wacker Drive, Suite 4600
Chicago, IL 60606

AJO, LP (10)	7,211,746	-	5.5%	-	-	2.8%
230 S. Broad Street, 20th Floor
Philadelphia, PA 19102

Schroder Investment Management Ltd(11)	6,620,950	-	5.0%	-	-	2.6%
7 Bryant Park, 19th Floor
New York, New York 10018

Deutsche Bank AG (12)	6,893,559	-	5.2%	-	-	2.7%
Taunusanlage 12
60325 Frankfurt am Main
Federal Republic of Germany
* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)
Includes 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.  Additionally, includes 2,232,549 shares of Class B common stock that are subject to a voting agreement pursuant to which Mrs. Zandman, as Voting Representative, may direct the voting of such shares.

(2)
Includes the same 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.  Additionally, includes 750 shares of Class B common stock directly owned by Mr. Marc Zandman; and 750 shares of Class B common stock owned by one of Mr. Marc Zandman's children.

(3)	Includes the same 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.

(4)	The address for all directors and officers is: c/o Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.

(5)
Such shares are subject to a voting agreement pursuant to which Mrs. Ruta Zandman, as Voting Representative, may direct the voting of such shares, and are included in the 2,232,549 shares of Class B common stock reported as being beneficially owned by Mrs. Zandman in Footnote 1.  Ms. Ames has dispositive power of such shares.  Ms. Ames is the record holder of 506,216 of these shares; the balance of the shares are held by trusts for the benefit of Ms. Ames's children and other family members.

(6)
Based on information provided in a Schedule 13G/A filed on January 19, 2018 by BlackRock, Inc.  According to the Schedule 13G/A, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 15,423,107 shares of common stock; and sole power to dispose or direct the disposition with respect to 15,748,874 shares.

(7)
Based on information provided in a Schedule 13G/A filed on February 9, 2018 by Dimensional Fund Advisors, LP.  According to the Schedule 13G/A, Dimensional Fund Advisors, LP may be deemed to have sole power to vote or direct the vote with respect to 11,055,507 shares of common stock; and sole power to dispose or direct the disposition with respect to 11,256,144 shares.

(8)
Based on information provided in a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group, Inc.  According to the Schedule 13G/A, The Vanguard Group, Inc. may be deemed to have sole power to vote or direct the vote with respect to 146,002 shares of common stock; shared power to vote or direct the vote with respect to 19,000 shares of common stock; sole power to dispose or direct the disposition with respect to 11,162,734 shares; and shared power to dispose or direct the disposition with respect to 153,512 shares.

(9)
Based on information provided in a Schedule 13G filed on February 13, 2018 by LSV Asset Management.  According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 3,916,312 shares of common stock; and sole power to dispose or direct the disposition with respect to 7,131,185 shares.

(10)
Based on information provided in a Schedule 13G filed on February 5, 2018 by AJO, LP.  According to the Schedule 13G, AJO, LP may be deemed to have sole power to vote or direct the vote with respect to 4,692,334 shares of common stock; and sole power to dispose or direct the disposition with respect to 7,211,746 shares.

(11)	Based on information provided in a Schedule 13G filed on February 9, 2018 by Schroder Investment Management Ltd.

(12)
Based on information provided in a Schedule 13G filed on February 9, 2018 by Deutsche Bank AG.  According to the Schedule 13G, Deutsche Bank may be deemed to have the sole power to vote or direct the vote with respect to 6,788,718 shares (which includes convertible debentures, convertible into 5,615,603 shares, and 80,600 call options, on an as-converted basis); and may be deemed to have the sole power to dispose or direct the disposition with respect to 6,893,559 shares (which includes convertible debentures, convertible into 5,615,603 shares, and 80,600 call options, on an as-converted basis).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC.  Vishay believes, based solely on a review of our records and other publicly available information, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2017.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2017 an officer or employee of Vishay or any of the Company's subsidiaries nor was any such person a former officer of Vishay or any of the Company's subsidiaries.  In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company's executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

This Executive Compensation section describes the overall compensation practices at Vishay and specifically describes the total compensation of our Executive Officers.

The Executive Officers of Vishay along with their respective ages and positions with Vishay, as of March 19, 2018, are as follows:

Name	Age	Position

Marc Zandman*	56	Executive Chairman of the Board, Chief Business Development Officer, President – Vishay Israel Ltd.
Dr. Gerald Paul*	69	Chief Executive Officer, President and Director
Lori Lipcaman	60	Executive Vice President and Chief Financial Officer
Johan Vandoorn	61	Executive Vice President and Chief Technical Officer
David Valletta	57	Executive Vice President – Worldwide Sales
Clarence Tse	59	Executive Vice President Business Head Semiconductors
Joel Smejkal	51	Executive Vice President Business Head Passive Components
Werner Gebhardt	59	Executive Vice President Global Human Resources

*	Biography is provided with the Directors' biographies in Proposal One

Lori Lipcaman was appointed Executive Vice President and Chief Financial Officer of the Company effective September 1, 2011. Ms. Lipcaman had been appointed Executive Vice President and Chief Accounting Officer in September 2008. Previously, she served as Vishay's Corporate Senior Vice President, Operations Controller, from March 1998 to September 2008. Prior to that, she served in various positions of increasing responsibility in finance and controlling since joining the Company in May 1989.

Johan Vandoorn was appointed Executive Vice President and Chief Technical Officer effective August 1, 2011. Mr. Vandoorn is responsible for Vishay's technical development and internal growth programs. Mr. Vandoorn has held various positions of increasing responsibility since Vishay's acquisition of BCcomponents Holdings BV ("BCcomponents") in 2002, including Executive Vice President – Passive Components (2006 – 2012). Mr. Vandoorn had been Vice President – Global Operations of BCcomponents from 2000 until its acquisition by Vishay, and previously worked for Philips Components ("Philips") from 1980 until Philips sold the BCcomponents business to a private equity firm in 1998.

David Valletta serves as Vishay's Executive Vice President – Worldwide Sales, a position he has held since 2007. Mr. Valletta has held various positions of increasing responsibility since Vishay's acquisition of Vitramon in 1994. Prior to joining Vitramon, Mr. Valletta also worked for AVX Corporation.  His experience with Vishay includes various positions within the Americas region in direct and distribution sales management and global sales responsibility for the Company's key strategic customers.

Clarence Tse was appointed Executive Vice President and Business Head Semiconductors effective January 1, 2017.  Mr. Tse has held various positions of increasing responsibility since Vishay's acquisition of Siliconix/Telefunken in 1998, including Senior Vice President, Diodes Division (2008 - 2016), Senior Vice President, Power Diodes Division (2002 - 2008) and Vice President, Finance and Administration Asia (1998 - 2001). Mr. Tse was first hired by Siliconix in 1985.

Joel Smejkal was appointed Executive Vice President and Business Head Passive Components effective January 1, 2017.  Mr. Smejkal has held various positions of increasing responsibility since joining Vishay in 1990 including Senior Vice President Global Distribution Sales (2012 - 2016).  Mr. Smejkal's experience with Vishay includes worldwide and divisional leadership roles in engineering, marketing, operations and sales.  He was a product developer of 18 U.S. Patents for the Power Metal Strip® resistor technology and brings significant business development, marketing and sales experience.

Werner Gebhardt was appointed Executive Vice President Global Human Resources effective January 1, 2017.  Mr. Gebhardt has held various positions of increasing responsibility since Vishay's acquisition of Draloric Electronic GmbH ("Draloric") in 1987, including Sr. Vice President Global Human Resources (2011 - 2014) and Administrative President Europe (2006 - 2011). Mr. Gebhardt's experience with Vishay includes leadership roles in Administration and Human Resources. Mr. Gebhardt had been employed by Draloric since 1975.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under "Compensation Discussion and Analysis."

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors establishes and approves all compensation for all Executive Officers and administers Vishay's incentive and equity-based compensation plan.

SEC disclosure rules require tabular presentation regarding the compensation of the registrant's principal executive officer ("PEO"), principal financial officer ("PFO"), and the registrant's three mostly highly compensated executive officers other than the PEO and PFO.  Because the Compensation Committee determines compensation for all Executive Officers, this Compensation Discussion and Analysis discusses compensation of all eight of our Executive Officers.  The required "Compensation Tables" beginning on page 38 include only the five executives required to be disclosed in this manner by SEC rules.

Compensation Philosophy Generally

Vishay's compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company.  Vishay's equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay's stockholders.  Total compensation of each individual varies with individual performance and Vishay's overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay's management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.  Ordinarily an executive officer's total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short- and long-term performance.  Equity-based compensation should serve to align the interests of management with those of stockholders.  Severance protection and retirement benefits should provide executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with Dr. Paul in his capacity as Chief Executive Officer, undertakes an annual review of the compensation arrangements of Vishay's other executive officers.

Performance Philosophy

The Company's compensation philosophy is intended to integrate with its philosophy of evaluating operating performance.  The Company utilizes several measures and metrics to evaluate its performance, as further described in "Performance Measures and Metrics" below, and in turn, the Compensation Committee utilizes similar measures in evaluating executive officer compensation.

The Compensation Committee believes that the elements of compensation for the Company's senior executives reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise.  While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Committee believes that the Company's senior executives have taken a prudent approach to corporate risk management. In addition, the Company has in place a risk management program designed to identify, evaluate and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the full Board and its Committees. We believe that our compensation programs work within this system.

In response to current trends in executive compensation practices, as well as SEC rules encouraging more explicit focus on risks arising from compensation policies, Vishay has commenced a practice of more deliberately focusing on the risks, if any, arising from its executive compensation arrangements, and modifying such arrangements to the extent necessary to minimize any such risks.

The factors considered by the Compensation Committee in evaluating the risks arising from compensation arrangements, which have been incorporated into the terms and conditions of such compensation arrangements, include, in no particular weighting or order of prominence:

•	Minimum base salary levels are fixed in amount;
•
Annual cash bonuses for executive officers are capped; while annual cash bonuses focus on the achievement of short-term or annual goals and short-term goals may encourage risk-taking, the Committee considers the other compensation arrangements which appropriately balance risk and the desire to focus on short-term goals; and

•	A significant portion of our RSUs carry both service and performance conditions which are tied to operating results over a three-year period.

Furthermore, with respect to Mr. Zandman and Dr. Paul:

•	a meaningful portion of compensation (the annual compensation into the non-qualified deferred compensation plan) is deferred until retirement or termination of employment; and
•	compensation in the form of phantom stock units is only received upon retirement or termination of employment, thus providing an incentive for the creation of long-term stockholder value.

Each of these factors is intended to encourage an appropriate long-term focus, and to align the long-term interests of senior management with those of our stockholders.

Executive Officer Employment Agreements

The Company's employment agreements with its Executive Officers can be categorized into two general types.

The first type are based on employment agreements entered in 2004. Such agreements have been amended from time-to-time since 2004, but the basic framework has remained in place.  Our executive chairman, Mr. Zandman, and our Chief Executive Officer, Dr. Paul, have this type of agreement.  The Compensation Committee believes that the compensation arrangement with Mr. Zandman is commensurate with his responsibilities and roles as Executive Chairman and Chief Business Development Officer.  Dr. Paul has senior responsibilities for our overall business, and has been instrumental as well in promoting our strategic advances.  The compensation of Dr. Paul reflects his position and responsibilities at the most senior executive level.

The second type are agreements with Ms. Lipcaman and Messrs. Vandoorn, Valletta, Tse, Smejkal, and Gebhardt effective in 2017 and formalized in agreements signed in 2018.  The employment agreements for Ms. Lipcaman and Messrs. Vandoorn, Valletta, Tse, Smejkal, and Gebhardt are generally similar in form and substance, but feature certain variations based upon the respective roles and responsibilities, locations of residence, and tenures with the Company.

The specific arrangements incorporated into the employment agreements are described in "Compensation Components" below.

Role of the Compensation Consultant

The Compensation Committee reviews the total compensation level of our executive officers each year, considering individual performance, prior years' compensation level, recent operating results, operating results of competitors, projections for the future, other components of the executive pay packages, perceived salary trends in executive base salary among the peer group of Vishay and input on executive performance from the Chief Executive Officer. The determination is subjective and the Compensation Committee does not assign any quantitative weight to these factors.

In 2016, the Compensation Committee engaged PricewaterhouseCoopers ("PwC") to advise on compensation matters as the Committee considered 2017 compensation, upon the appointment of new Executive Officers.

The peer group of companies were recommended by PwC and accepted by the Compensation Committee, and included the following public companies:

•	Advanced Micro Devices	•	Microchip Technology
•	Analog Devices	•	Microsemi Corporation
•	AVX Corp.	•	ON Semiconductor Corp.
•	Cree, Inc.	•	Skyworks Solutions, Inc.
•	Cypress Semiconductor	•	Xilinx, Inc.
•	Maxim Integrated Products

After considering the salaries and compensation practices of executive officers of comparable public companies identified by PwC, the total compensation of the executive officers was based on a determination by the Compensation Committee that it was appropriate to establish a mix of cash and equity compensation that was reasonable when compared to, but not necessarily within, the market-competitive range of compensation offered to similarly situated executives of comparable public companies.

In addition to the information provided by PwC, the Compensation Committee considered the roles that each executive plays and is expected to play in Vishay's operations, development, and strategic planning.  Our succession plan provides for the transition of Mr. Zandman into the role of Chief Executive Officer upon the eventual retirement of Dr. Paul.  If Dr. Paul were unexpectedly unable to continue as Chief Executive Officer, it is anticipated that Mr. Zandman would serve in that position.  Mr. Zandman was appointed to the roles of Executive Chairman and Chief Business Development Officer after the passing of Dr. Felix Zandman.

In evaluating the compensation components, it was determined that the language within the existing employment agreements of Ms. Lipcaman and Messrs. Vandoorn and Valletta should be modified to be better aligned with the newly composed employment agreements with Messrs. Tse, Smejkal, and Gebhardt.  It was also determined that the arrangements with Mr. Zandman and Dr. Paul continued to be appropriate, and that amendment of the employment agreements with Mr. Zandman and Dr. Paul was not necessary at this time.

Fees of $47,500 were incurred in 2016 for PwC executive compensation services.  The Company also paid fees of $600,000 and $500,000 to PwC in 2016 and 2017, respectively, for other non-related matters, primarily tax services and assistance to our internal audit department.  Our Compensation Committee has determined that PwC's work for us on other non-related matters does not raise any conflicts of interest.

Performance Measures and Metrics

Like its peers in the electronics industry, the Company has historically gauged its overall performance in accordance with what it terms "adjusted net earnings."  The Company uses this term to mean net earnings determined in accordance with U.S. generally accepted accounting principles ("GAAP") adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company's business, as detailed below.   Non-GAAP measures such as "adjusted net earnings" do not have uniform definitions and may not be comparable to similarly titled measures used by other companies.  Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding our intrinsic operations.  The bonuses for the most senior executive officers under the Company's cash bonus plans discussed below, including the Vishay Intertechnology Section 162(m) Cash Bonus Plan, were based primarily on this performance metric.  Adjusted net earnings and/or adjusted earnings per share, for a multi-year period, are also used in connection with performance-based RSUs for all Executive Officers.

Adjusted net earnings for the years ended December 31, 2017, 2016 and 2015 were as follows (in thousands, except per share):

	Years ended December 31,
	2017	2016	2015

GAAP net earnings (loss) attributable to Vishay stockholders	$(20,344)	$48,792	$(108,514)

Reconciling items affecting operating income:
Restructuring and severance costs	$11,273	$19,199	$19,215
Impairment of intangible assets	-	1,559	57,600
Impairment of goodwill	-	-	5,380
U.S. pension settlement charges	-	79,321	-

Reconciling items affecting other income (expense):
Loss on disposal of equity affiliate	$6,112	$-	$-
Gain on early extinguishment of debt	-	(4,597)	-
Loss (gain) related to Tianjin explosion	-	(8,809)	5,350

Reconciling items affecting tax expense (benefit):
Enactment of TCJA	$234,855	$-	$-
Effects of cash repatriation program	(5,802)	(3,553)	163,954
Additional tax expense from AOCI - pension plans	-	34,853	-
Effects of changes in valuation allowances	-	-	(8,888)
Effects of changes in uncertain tax positions	1,565	(8,704)	(2,629)
Tax effects of pre-tax items above	(3,331)	(29,901)	(22,468)

Adjusted net earnings	$224,328	$128,160	$109,000

Adjusted weighted average diluted shares outstanding	157,010	150,697	151,329

Adjusted earnings per diluted share *	$1.43	$0.85	$0.72

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

The Company also measures its overall performance based on "free cash."  The Company uses this term to mean the cash flows generated from continuing operations less capital expenditures plus net proceeds from the sale of assets.   This metric is a component of the incentive compensation structures for Ms. Lipcaman and Messrs. Vandoorn, Valletta, and Gebhardt.  This same metric, for a multi-year period, is also used in connection with performance-based RSUs granted for all Executive Officers.  Although the term "free cash" is not defined in GAAP, each of the elements used to calculate "free cash" is presented as a line item on the face of our consolidated statement of cash flows prepared in accordance with GAAP as follows:

	Years ended December 31,
	2017	2016**	2015**
Net cash provided by continuing operating activities	$368,777	$296,509	$245,991
Proceeds from sale of property and equipment	1,685	5,701	2,049
Less: Capital expenditures	(170,432)	(134,635)	(147,142)
Free cash	$200,030	$167,575	$100,898

**Results have been recast due to the adoption of ASU 2016-09.

At the grant date, the Compensation Committee may provide for certain pre-defined adjustments to this metric.  For the performance-based RSU's granted in 2017, the free cash target measure was adjusted by adding the total cash paid pursuant to restructuring programs disclosed in the notes to the Company's consolidated financial statements.

The 2017 incentive compensation structures for Ms. Lipcaman and Messrs. Vandoorn, Valletta, Tse, Smejkal, and Gebhardt were tailored to their specific responsibilities.  The following measures and metrics were utilized in determining the incentive compensation payable to these Executive Officers for 2017:

•	adjusted net earnings;
•	third party net sales;
•	variable margin;
•	gross profit margin;
•	free cash;
•	segment operating income; and
•	divisional cash flow.

Third party net sales is an amount determined in accordance with GAAP which is reported in our consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2017.

Variable margin is a cost accounting metric which represents third party net sales less manufacturing costs which vary in a direct relationship with volume (in other words, excluding fixed manufacturing costs such as depreciation and overhead).

Gross profit margin is computed as gross profit as a percentage of net revenues. Gross profit is generally net revenues less costs of products sold, but also deducts certain other period costs, particularly losses on purchase commitments and inventory write-downs. Gross profit margin is clearly a function of net revenues, but also reflects our cost management programs and our ability to contain fixed costs.

Segment operating income is computed as operating income less items such as restructuring and severance costs, asset write-downs, goodwill and indefinite-lived intangible asset impairments, inventory write-downs, gain or losses on purchase commitments, global operations, sales and marketing, information systems, finance and administrative groups, and other items.

Divisional cash flow is generally computed as the segment operating income plus depreciation and less capital expenditures.  Adjustments are also made for certain non-cash items such as foreign currency effects.

Compensation Components

The discussion that follows in this section addresses the executive compensation packages in effect in 2017.

The components of 2017 compensation for our Executive Officers were consistent with their employment agreements and consisted of:

•	base salary;
•	cash performance-based incentive compensation;
•	equity-based compensation;
•	retirement benefits; and
•	perquisites and other personal benefits.

The compensation for Dr. Paul, Mr. Zandman, and Mr. Valletta included contributions into the Company's deferred compensation plan.

The compensation packages for Dr. Paul and Mr. Zandman, as mentioned above, reflect their positions and tenure as executive officers of the Company.  As such, these agreements include compensation components other than base salary, cash performance-based incentive compensation, and equity-based compensation, which are not available to our other Executive Officers.  These other components include deferred compensation, certain additional severance benefits, annual grants of phantom stock units, and customary welfare and retirement benefits.

Base Salary

The minimum base salary levels for the Executive Officers are fixed in their respective employment agreements.  The Compensation Committee determined the minimum base salaries, based upon the executives' salary level, present responsibilities, expectations with respect to future responsibilities and a comparison to peer group executive salaries. The Compensation Committee selected the group of peer group companies on the advice of PwC.  Compensation practices in the peer group were only one of the factors considered by the Compensation Committee.  The base salaries of Dr. Paul, Ms. Lipcaman, and Messrs. Vandoorn and Gebhardt are denominated in euro, the base salary of Mr. Zandman is denominated in Israeli shekels, and the base salary of Mr. Tse is denominated in the Taiwanese dollar.  A portion of the change in the salaries for these Executive Officers expressed in terms of U.S. dollars reflects the significant fluctuations of the dollar against the currencies of the home jurisdiction of these executives.

The approved base salaries for 2017 are set forth below:

Name	2017 Base Salary
Marc Zandman	ILS 3,466,119 (approximately $962,000)(1)
Dr. Gerald Paul	€961,043 (approximately $1,082,000)(2)
Lori Lipcaman	€402,367 (approximately $453,000)(2)
Johan Vandoorn	€451,894 (approximately $509,000)(2)
David Valletta	$492,711
Clarence Tse	TWD 16,938,683 (approximately $556,000)(3)
Joel Smejkal	$279,256(4)
Werner Gebhardt	€233,406 (approximately $263,000)(2)

(1)	Paid in Israeli shekels.
(2)	Paid in euro.
(3)	Paid in Taiwan dollars.
(4)	Effective August 1, 2017, the base salary for Mr. Smejkal was increased from $242,831 to $279,256.

Incentive compensation

The Company maintains a cash bonus plan, the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the "Cash Bonus Plan").

The Cash Bonus Plan was intended to qualify as a "performance-based" plan under Section 162(m) of the Internal Revenue Code.  To qualify under Section 162(m), stockholder approval was required for any material amendment to the Cash Bonus Plan and the plan generally had to be re-approved by the stockholders every five years.  The amended and restated Cash Bonus Plan was last approved by stockholders at the 2017 annual meeting.  The Tax Cuts and Jobs Act ("TCJA") was enacted on December 22, 2017.  Included in the TCJA are many changes in tax laws regarding executive compensation, including the removal of the exemption for "qualified performance-based compensation" previously included in Section 162(m).

The executive officers receive a portion of their incentive compensation as part of the Cash Bonus Plan.  The incentive compensation under the Cash Bonus Plan provides an annual cash bonus as a percentage of our "adjusted net earnings," as described below.

Over many years, we have viewed adjusted net earnings as the primary indicator of the performance of our executive management team.  As more specifically addressed below, adjusted net earnings refers to net earnings determined in accordance with GAAP, adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations.  These items include, among others, goodwill and long-lived asset impairment charges, severance and restructuring costs, special tax items, and other items, such as unusual gains or losses that impact GAAP net earnings, not reflecting on-going operating activities.  The calculation of adjusted net earnings is set forth in our annual report on Form 10-K as well as under the heading "Performance Measures and Metrics" in this proxy statement.  We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public companies in our industry.  Accordingly, the Compensation Committee determined that the incentive compensation of Dr. Paul and Mr. Zandman should be primarily in the form of a percentage of adjusted net earnings, with a cap (three times salary) to avoid compensation that in fact or in appearance might be deemed excessive.  There is no minimum adjusted net earnings threshold, and accordingly, the bonuses for Dr. Paul and Mr. Zandman begin to accrue with the first dollar of adjusted net earnings.

Dr. Paul's bonus is equal to 1.25% of adjusted net earnings.  Mr. Zandman's annual bonus is equal to 1.0% of adjusted net earnings.   There is no minimum adjusted net earnings threshold, and accordingly, the bonuses for Dr. Paul and Mr. Zandman begin to accrue with the first dollar of adjusted net earnings.

Under their respective employment agreements, Ms. Lipcaman, and Messrs. Vandoorn, Valletta, Tse, Smejkal, and Gebhardt are each eligible to receive a performance bonus, based on the Company's overall and their individual performances.  Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, Valletta, Tse, Smejkal, and Gebhardt each have a maximum annual bonus opportunity of 100% of their respective base salaries.  One element of the annual bonuses for Executive Officers other than Dr. Paul and Mr. Zandman is a straight percentage of adjusted net earnings pursuant to the Cash Bonus Plan, and other elements of such bonuses are expressed as a percentage of base salary, measured against specific performance goals.  Performance goals for purposes of the annual bonus award are recommended by the Chief Executive Officer and approved by the Compensation Committee and Board. The portions of such bonuses that are a straight percentage of adjusted net earnings for these Executive Officers are included in the Cash Bonus Plan. The bonuses earned for each Executive Officer in 2017 under the Cash Bonus Plan were as follows:

Name	Percentage of Adjusted Net Earnings	Dollar Value ($)
Marc Zandman	1.00%	2,243,280
Dr. Gerald Paul	1.25%	2,804,100
Lori Lipcaman	0.10%	224,328
Johan Vandoorn	0.10%	224,328
David Valletta	0.05%	112,164
Clarence Tse	0.07%	157,030
Joel Smejkal	0.07%	157,030
Werner Gebhardt	0.05%	112,164

The performance of the Executive Officers other than Dr. Paul and Mr. Zandman is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for several categories.  For a discussion of 2017 goals and achieved results for the other Executive Officers, see "Evaluation of Achievements for Cash Performance-Based Incentive Compensation."

Equity-Based Compensation

The 2007 Program permits the grant of up to 6,500,000 shares of restricted stock, unrestricted stock, restricted stock units ("RSUs"), stock options, and phantom stock units to officers, employees, and non-employee directors.

The 2007 Program, as amended and restated, was approved at the 2014 Annual Meeting of Stockholders.

The Compensation Committee believes that the grant of equity awards is the primary tool for aligning interests of the executive officers with the long-term interests of the Company's stockholders.  Accordingly, the Compensation Committee includes a long-term incentive (LTI) component in the form of equity-based compensation in each of the executives' employment agreements.

In establishing the amount of equity awards, the Compensation Committee utilized the market-competitive range of equity awards granted to similarly situated executive officers of the peer group companies.  The Compensation Committee concluded that a grant of equity awards within such market-competitive range was appropriate to reward and incentivize our executive officers.

The employment agreements of the Executive Officers provide for annual grants of equity based compensation in the form of RSUs.  Of the total RSUs granted, 25% are in the form of time-vested RSUs that carry only a service condition. The remaining 75% are in the form of performance-based RSUs ("PBRSUs"), which also include a service condition. The PBRSUs will vest at the conclusion of the three–year performance periods if certain defined performance criteria established by the Compensation Committee (based on adjusted net earnings, adjusted earnings per share, and/or free cash over a three year period) are realized. 50% of the PBRSUs will vest if 80% of the applicable objective is met, and the proportion of PBRSUs subject to such criterion will increase by 2.5% for each additional 1% of the applicable objective (between 80% and 100%).  For 2017, the grants were sized based upon a percentage of base salary, as of the date of grant, as follows:

Name	LTI Value
Marc Zandman	125% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	40% of base salary
Johan Vandoorn	40% of base salary
David Valletta	40% of base salary
Clarence Tse	30% of base salary
Joel Smejkal	30% of base salary
Werner Gebhardt	30% of base salary

The number of RSUs granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year.  The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee in its role as administrator of the 2007 Program (based on adjusted net earnings, adjusted earnings per share, and/or free cash over a three year period).  The PBRSUs contain a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

In 2017, the Compensation Committee awarded the following RSUs (including PBRSUs) to certain executive officers:

Name	Time-vested RSUs	PBRSUs	Total
Marc Zandman	17,413	52,240	69,653
Dr. Gerald Paul	24,622	73,868	98,490
Lori Lipcaman	2,749	8,247	10,996
Johan Vandoorn	3,087	9,263	12,350
David Valletta	3,041	9,125	12,166
Clarence Tse	2,355	7,066	9,421
Joel Smejkal	1,091	3,275	4,366
Werner Gebhardt	1,161	3,484	4,645

With respect to our Executive Officers, time-based vesting conditions will be deemed satisfied, and performance-based vesting conditions will remain in effect, upon the executive's death, disability, termination without cause, resignation with "good reason;" or resignation for any reason following the attainment of age 62 (except where cause exists).  In the event of voluntary termination by the executive before age 62 (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited. For financial accounting purposes, the grant-date fair value is determined on the date that the Compensation Committee approves the number of RSUs to be granted under this provision.  Accordingly, the value of the grant on that date will be different than the LTI value described in the table above.

Beginning in January 2017, any RSUs granted to such executive officers that remain outstanding at the time of such executive officer's retirement after age 62 in accordance with the terms of his or her employment agreement with the Company shall, in the case of time-vested RSUs, become fully vested upon such retirement and, in the case of PBRSUs, vest if and to the extent the applicable performance criteria are met in accordance with current vesting schedules. These modifications are included in amended and restated employment agreements of these executive officers.

The PBRSU awards granted in 2014 and 2015 vested on January 1, 2017 and January 1, 2018, respectively, as the performance obligations associated with those awards were met in full. The PBRSU awards granted in 2016, 2017, and 2018 are expected to vest as the performance obligations associated with those awards are expected to be met, but remain subject to the Company's actual performance.

Phantom stock units

A phantom stock unit is the right to receive a share of common stock upon termination of employment.  Pursuant to their employment agreements, Dr. Paul and Mr. Zandman receive annual grants of 5,000 phantom stock units.  The grants are made under the 2007 Program.

Dr. Paul and Mr. Zandman receive dividend equivalents in the form of additional phantom stock units each time the Company pays a dividend on its common stock.

Similar to the deferred cash compensation described above, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and an inducement to loyalty to Vishay over time.

The number of units to be granted annually was determined at the inception of the 2004 agreements.  The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long-term appreciation of Vishay's equity value.

No other Executive Officer currently receives phantom stock units.

The Compensation Committee also considers the award of extra-contractual equity-based compensation, when appropriate.  However, no such additional equity awards were granted to any Executive Officer in 2017.

Deferred compensation

Executives are eligible to participate in a non-qualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code.  Vishay annually contributes $100,000 for each of Dr. Paul and Mr. Zandman, pursuant to their respective employment agreements.  Mr. Valletta is eligible for contributions pursuant to the deferred compensation plan, similar to all eligible plan participants who formerly participated in the frozen Vishay Non-qualified Retirement Plan.  The remaining Executive Officers do not participate in the deferred compensation plan.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

As noted, Dr. Paul and Mr. Zandman each have a long-standing relationship with the Company, and we expect that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions.  The Compensation Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2017 was "above market" or "preferential."

Retirement benefits

The Compensation Committee believes that providing adequate postretirement benefits commensurate with position is essential to retaining qualified individuals for long-term employment.  Vishay maintains pension and retirement programs for, or makes certain government retirement programs available to, most of its employees around the world, including its Executive Officers.  The retirement benefits for Executive Officers pursuant to these programs are not materially preferential to those of other employees in those respective countries.

As part of the amendments to the employment agreements for Dr. Paul and Mr. Zandman in 2010, the Compensation Committee determined to extend the severance benefits for these executives to also include any termination (other than for cause) after age 62.  This provision was added in light of the long-standing tenure of these executives and to ensure a smooth transition upon their retirement.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program.  These perquisites are not intended, however, to constitute a material portion of the executive's compensation package.  In general, the perquisites, while not integral to the performance of an executive's duties, must bear some relationship to the executive's employment and be of perceived benefit to Vishay.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Executive Officers.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives.  The terms of these severance provisions are discussed in "Potential Payments Upon Termination or a Change in Control."

Special Bonuses

In certain situations, the Board of Directors will award special, one-time bonuses. No special bonuses were awarded in 2017.

Evaluation of Achievements for Cash Performance-Based Incentive Compensation

The following sections describe the incentive compensation structure and achievements for 2017 for Ms. Lipcaman, and Messrs. Vandoorn, Valletta, Tse, Smejkal, and Gebhardt (each element is expressed as a percentage of base salary at target and at maximum).

Ms. Lipcaman

For 2017, Ms. Lipcaman's incentive compensation was comprised of one element equal to 0.1% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target (and maximum) of 12.5%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 7.5% based on the achievement of budgeted fixed costs in Ms. Lipcaman's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the free cash performance metric, Ms. Lipcaman would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Ms. Lipcaman earned a bonus equal to 12.5% of her base salary related to this metric.

Ms. Lipcaman met the fixed costs budget for her areas of responsibility and accordingly earned a bonus equal to 7.5% of her base salary for achievement of this objective.

Ms. Lipcaman's individual performance goals for 2017 (with related bonus opportunity as a percentage of base salary in parentheses) included: evaluating certain specific strategic scenarios (2.0%); serving as executive sponsor of a finance-related IT project (1.5%); redefining certain specific roles in the finance organization (1.5%); developing succession planning for certain specific roles in the finance organization (2.0%); ensuring implementation of a defined IT project (2.0%); and sponsoring a meeting to improve coordination of budgeting and forecasting between finance and certain functional departments (1.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of her achievement in relation to these goals, Ms. Lipcaman earned a bonus equal to 9.5% of her base salary.

In total, Ms. Lipcaman earned a bonus equal to 29.5% of her base salary for 2017 for these elements, plus $224,328 based on 0.1% of adjusted net earnings, for a total bonus of $357,997.

Mr. Vandoorn

For 2017, Mr. Vandoorn's incentive compensation was comprised of one element equal to 0.1% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target (and maximum) of 15% based on the achievement of budgeted variable margin for defined research and development projects;
•	Target (and maximum) of 10% based on the achievement of budgeted third party net sales for defined projects with new products;
•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Mr. Vandoorn's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the variable margin for defined research and development projects performance metric, Mr. Vandoorn would be eligible to receive a bonus of 15% of his base salary if actual performance was 100% of budget.  If actual variable margin for defined research and development projects was greater than zero but less than 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to variable margin for defined research and development projects, increasing ratably from 0% to 15% of his base salary.  Mr. Vandoorn earned a bonus equal to 12.8% of his base salary for 85% achievement of this metric.

With respect to the third party net sales for defined projects with new products metric, Mr. Vandoorn would be eligible to receive a bonus of 10% of his base salary if actual performance was 100% of budget.  If actual third party net sales for defined projects with new products were greater than zero but less than 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 0% to 10% of his base salary. Mr. Vandoorn earned a bonus equal to 9.2% of his base salary for 92% achievement of this objective.

With respect to the free cash performance metric, Mr. Vandoorn would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Vandoorn earned a bonus equal to 10% of his base salary related to this metric.

With respect to the budgeted fixed costs performance metric, Mr. Vandoorn would be eligible to receive a 5% bonus if actual fixed costs were equivalent to budgeted fixed costs for Mr. Vandoorn's areas of responsibility. Mr. Vandoorn earned a bonus equal to 4.99% of his base salary for 99% achievement of this objective.

Mr. Vandoorn's individual performance goals for 2017 (with related bonus opportunity as a percentage of base salary in parentheses) included: meeting R&D milestones (2.0%); defining new innovation targets to achieve sales target (1.5%); fostering acquisition plans (1.5%); completing certain strategic projects (4.0%); and supporting investor relations, including participation in investor conferences (1.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Vandoorn earned a bonus equal to 8.8% of his base salary.

In total, Mr. Vandoorn earned a bonus equal to 45.79% of his base salary for 2017 for these elements, plus $224,328 based on 0.1% of adjusted net earnings, for a total bonus of $457,349.

Mr. Valletta

For 2017, Mr. Valletta's incentive compensation was comprised of one element equal to 0.05% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target of 5%, up to a maximum of 15%, based on Company performance, measured based on achievement of budgeted third party net sales;
•	Target (and maximum) of 12.5%, based on Company performance, measured based on the standard variable margin on actual sales;
•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Mr. Valletta's areas of responsibility; and
•	Target (and maximum) of 7.5% for achievement of personal objectives.

With respect to the third party net sales metric, Mr. Valletta would not be eligible to receive a bonus if actual performance were less than 90% of budget.  If actual third party net sales were between 90% and 100% of budget, Mr. Valletta would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 0% to 5% of his base salary.  If actual third party net sales were between 100% and 120% of budget, he would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 5% to 15% of his base salary.  Mr. Valletta earned a bonus equal to 14.48% of his base salary for 119% achievement of this metric.

With respect to the standard variable margin metric, Mr. Valletta would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent this metric was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. The use of standard variable margin based on actual sales (rather than actual variable margin) allows Mr. Valletta's profitability achievement to be measured independent of production efficiencies/inefficiencies over which he has no control. Mr. Valletta earned a bonus equal to 12.5% of his base salary related to this metric.

With respect to the free cash performance metric, Mr. Valletta would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Valletta earned a bonus equal to 10% of his base salary for achievement of this metric.

Mr. Valletta met the fixed costs budget for his areas of responsibility and accordingly earned a bonus equal to 5% of his base salary for achievement of this objective.

Mr. Valletta's individual performance goals for 2017 (with related bonus opportunity as a percentage of base salary in parentheses) included: exceeding certain sales targets (2.0%); supporting the growth plan, particularly in Asia, including specific performance metrics (2.0%); improving the efficiency of the sales force and developing an improvement plan (2.0%); achieving accounts receivable aging targets (1.0%); and maintaining consignment inventories at specific inventory turnover targets (0.5%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Valletta earned a bonus equal to 7.2% of his base salary.

In total, Mr. Valletta earned a bonus equal to 49.18% of his base salary for 2017 for these elements, plus $112,164 based on 0.05% of adjusted net earnings, for a total bonus of $354,479.

Mr. Tse

For 2017, Mr. Tse's incentive compensation was comprised of one element equal to 0.07% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target of 9%, up to a maximum of 15%, based on Semiconductor segments' performance, measured based on achievement of budgeted adjusted operating margin;
•	Target (and maximum) of 7%, based on Semiconductor segments' performance, measured based on the achievement of budgeted free cash ("divisional free cash");
•	Target (and maximum) of 5% based on the achievement of budgeted variable margin for defined research and development projects;
•	Target (and maximum) of 5%, based on Semiconductor segments' performance, measured based on the variable margin on Semiconductor segments' sales;
•	Target (and maximum) of 8%, based on Semiconductor segments' performance, measured based on defined goals for organic growth; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the adjusted operating margin metric, Mr. Tse would not be eligible to receive a bonus if actual performance were less than 85% of budget.  If actual adjusted operating margins were between 85% and 100% of budget, Mr. Tse would be eligible to receive a bonus with respect to adjusted operating margins, increasing ratably from 0% to 9% of his base salary.  If adjusted operating margins were between 100% and 130% of budget, he would be eligible to receive a bonus with respect to adjusted operating margins, increasing ratably from 9% to 15% of his base salary.  Mr. Tse earned a bonus equal to 14.7% of his base salary for 128.5% achievement of this metric.

With respect to the divisional free cash performance metric, Mr. Tse would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Tse earned a bonus equal to 7% of his base salary for achievement of this metric.

With respect to the variable margin for defined research and development projects performance metric, Mr. Tse would be eligible to receive a bonus of 5% of his base salary if actual performance was 100% of budget.  If actual variable margin for defined research and development projects was less than 100% of budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Tse earned a bonus equal to 4.7% of his base salary for this metric.

With respect to the Semiconductor segments' variable margin metric, Mr. Tse would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent this metric was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. Mr. Tse earned a bonus equal to 5% of his base salary related to this metric.

With respect to defined goals for organic growth, Mr. Tse is evaluated on the progress toward completion of specific identified R&D projects, including the achievement of defined milestones.  Mr. Tse is eligible to receive a bonus of up to 8% of his base salary based on the achievement of defined R&D goals.  To the extent this metric was less than the budget, the determination of a partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. Mr. Tse earned a bonus equal to 6.71% of his base salary for this metric.

Mr. Tse's individual performance goals for 2017 (with related bonus opportunity as a percentage of base salary in parentheses) included: exceeding certain sales targets (2.0%); achieving quality targets, in general and for specific product lines (3.0%); achieving service targets (2.0%); strategic operations projects, including moving certain production (2.0%); and evaluating certain supply-chain matters (1.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Tse earned a bonus equal to 7.8% of his base salary.

In total, Mr. Tse earned a bonus equal to 45.91% of his base salary for 2017 for these elements, plus $157,030 based on 0.07% of adjusted net earnings, for a total bonus of $412,308.

Mr. Smejkal

For 2017, Mr. Smejkal's incentive compensation was comprised of one element equal to 0.07% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target of 9%, up to a maximum of 15%, based on Passive Components segments' performance, measured based on achievement of budgeted adjusted operating margin;
•	Target (and maximum) of 7%, based on Passive Components segments' performance, measured based on the achievement of budgeted free cash ("divisional free cash");
•	Target (and maximum) of 5% based on the achievement of budgeted variable margin for defined research and development projects;
•	Target (and maximum) of 5%, based on Passive Components segments' performance, measured based on the variable margin on Passive Components segments' sales;
•	Target (and maximum) of 8%, based on Passive Components segments' performance, measured based on defined goals for organic growth; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the adjusted operating margin metric, Mr. Smejkal would not be eligible to receive a bonus if actual performance were less than 85% of budget.  If actual adjusted operating margins were between 85% and 100% of budget, Mr. Smejkal would be eligible to receive a bonus with respect to adjusted operating margins, increasing ratably from 0% to 9% of his base salary.  If adjusted operating margins were between 100% and 130% of budget, he would be eligible to receive a bonus with respect to adjusted operating margins, increasing ratably from 9% to 15% of his base salary.  Mr. Smejkal earned a bonus equal to 10.83% of his base salary for 109.2% achievement of this metric.

With respect to the divisional free cash performance metric, Mr. Smejkal would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Smejkal earned a bonus equal to 6% of his base salary for this metric.

With respect to the variable margin for defined research and development projects performance metric, Mr. Smejkal would be eligible to receive a bonus of 5% of his base salary if actual performance was 100% of budget.  If actual variable margin for defined research and development projects was less than 100% of budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Smejkal earned a bonus equal to 3.75% of his base salary for this metric.

With respect to the Passive Components segments' variable margin metric, Mr. Smejkal would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent this metric was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. Mr. Smejkal earned a bonus equal to 3.5% of his base salary for this metric.

With respect to defined goals for organic growth, Mr. Smejkal is evaluated on the progress toward completion of specific identified R&D projects, including the achievement of defined milestones.  Mr. Smejkal is eligible to receive a bonus of up to 8% of his base salary based on the achievement of defined R&D goals.  To the extent this metric was less than the budget, the determination of a partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. Mr. Smejkal earned a bonus equal to 7.06% of his base salary for this metric.

Mr. Smejkal's individual performance goals for 2017 (with related bonus opportunity as a percentage of base salary in parentheses) included: exceeding certain sales targets (2.0%); meet capital spending targets (1.0%); achieving service targets (1.0%); achieving quality targets (2.0%); achieving certain growth targets for specific product lines (1.0%); and strategic operations and management projects, including moving certain production (3.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Smejkal earned a bonus equal to 7.25% of his base salary.

In total, Mr. Smejkal earned a bonus equal to 38.39% of his base salary for 2017 for these elements, plus $157,030 based on 0.07% of adjusted net earnings, for a total bonus of $264,236.

Mr. Gebhardt

For 2017, Mr. Gebhardt's incentive compensation was comprised of one element equal to 0.05% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 10% based on the achievement of budgeted fixed costs in Mr. Gebhardt's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the free cash performance metric, Mr. Gebhardt would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Gebhardt earned a bonus equal to 10% of his base salary for achievement of this metric.

With respect to the budgeted fixed costs performance metric, Mr. Gebhardt would be eligible to receive a 10% bonus if actual fixed costs were equivalent to budgeted fixed costs for Mr. Gebhardt's areas of responsibility. Mr. Gebhardt earned a bonus equal to 9.83% of his base salary for partial achievement of this objective.

Mr. Gebhardt's individual performance goals for 2017 (with related bonus opportunity as a percentage of base salary in parentheses) included: establishing a worldwide coordination program between HR and other functions (3.0%); achieving certain targets for personnel costs (3.0%); implementing an employee development program (2.0%); evaluating regional HR practices for potential standardization (1.5%); and coordination of certain HR activities with IT (0.5%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Gebhardt earned a bonus equal to 8% of his base salary.

In total, Mr. Gebhardt earned a bonus equal to 27.83% of his base salary for 2017 for these elements, plus $112,164 based on 0.05% of adjusted net earnings, for a total bonus of $185,314.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Zandman is employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc., and is a resident of Israel.  As a result, he is entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other Executive Officers, including:

•	advanced training fund, 7.5% of base salary
•	severance fund, 8.33% of base salary
•	disability insurance, 2.5% of base salary
•	pension fund, 5% of base salary

These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for our executive officers.

Foreign currency considerations

Dr. Paul and Mr. Gebhardt are employed by German subsidiaries of Vishay, Vishay Europe GmbH and Vishay Electronic GmbH, respectively, and are German citizens.  Accordingly, our employment agreements with Dr. Paul and Mr. Gebhardt provide for their base salaries to be denominated (and paid) in euro.  Lori Lipcaman is also employed by Vishay Europe GmbH, and her employment agreement provides for her base salary to be denominated (and paid) in euro.  Johan Vandoorn is employed by Vishay Capacitors Belgium NV and is a citizen of Belgium. His respective employment agreement provides for his base salary to be denominated (and paid) in euro. Mr. Zandman, as a resident of Israel, has his base salary denominated (and paid) in new Israeli shekels.  Mr. Tse is employed by Vishay Singapore Pte. Ltd. and is a resident of the Republic of China (Taiwan), with his base salary denominated (and paid) in Taiwan dollars. The amounts reported in U.S. dollars as compensation for these executives fluctuate based on changes in exchange rates.

Tax deductibility of executive compensation

On December 22, 2017, the Tax Cuts and Jobs Act ("TCJA") was enacted in the United States.  Included in the TCJA are many changes in tax laws regarding executive compensation.

Prior to the enactment of the TCJA, Section 162(m) of the Internal Revenue Code limited the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three other highest paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer to $1 million.  However, compensation that qualified as performance-based compensation was deductible even in excess of $1 million.  Prior to the enactment of the TCJA, Vishay believed that the compensation it paid to its executive officers generally was deductible for federal income tax purposes.  The annual bonuses under the Cash Bonus Plan are based on Vishay's earnings, and therefore qualified as performance-based compensation.  Most awards of RSUs also qualified as performance-based compensation, if vesting is subject to the Company's achievement of performance targets of a type contemplated by a plan approved by stockholders.

The TCJA continues the $1 million limitation on the annual tax deduction for compensation paid to "covered employees," and expands the officers considered "covered employees."  In addition to the Chief Executive Officer and the three highest paid executives other than the Chief Executive Officer and Chief Financial Officer, the Chief Financial Officer is now considered a "covered employee."  In addition, any executive who is identified as a covered employee for a tax year after December 31, 2016, remains a covered employee for all future years.

The TCJA removes the exemption for "qualified performance-based compensation," which eliminates the tax deductibility for a large portion of compensation provided to our executives, including amounts pursuant to the Cash Bonus Plan and stock-based compensation in the form of PBRSUs.

The TCJA also removes the exemption for compensation paid after termination, except for compensation payable under a written binding contract in effect on November 2, 2017, so long as the contract is not materially modified after that date.

As part of its role, the Compensation Committee reviews and considers the tax deductibility of executive compensation.  The exemptions for performance-based compensation had a significant influence on the historical design of our executive compensation programs.  In certain situations, the Compensation Committee has approved compensation that did not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers.  The Compensation Committee is reviewing the provisions of the TCJA and evaluating if any changes to the executive compensation programs are necessary.  To the extent permissible, the Compensation Committee may in the future request that the Executive Officers defer certain compensation until the payment of the compensation would be deductible by Vishay for income tax purposes.

Certain covenants

Under the terms of their employment arrangements, the Executive Officers are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants (or, in the case of Ms. Lipcaman and Mr. Gebhardt, are subject to garden leave provisions that would have a similar effect).  The non-competition and non-solicitation covenants for executives remain in force through the first or second anniversary of the date of termination of the executive's employment with the Company depending on the executive's position.

Executive Compensation Advisory Vote and Its Frequency

At the Company's 2017 Annual Meeting of Stockholders, a majority of the votes cast by stockholders voted, on an advisory basis, to hold an advisory vote on executive compensation triennially. In line with this recommendation by the Company's stockholders, the Company's Board of Directors has decided that it will include an advisory stockholder vote on executive compensation in its proxy materials triennially until the next stockholder vote on the frequency of an advisory vote on executive compensation, which will be no later than the Company's Annual Meeting of Stockholders in 2023.  The executive compensation was approved on an advisory basis at the 2017 Annual Meeting.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis.  Based on that review and discussion, we have recommended to the Board of Directors and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Timothy V. Talbert, Chairman
Dr. Abraham Ludomirski
Thomas C. Wertheimer

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our principal executive officer ("PEO"), principal financial officer ("PFO"), and our three mostly highly compensated executive officers other than the PEO and PFO.  The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment arrangements with each Executive Officer described in "Compensation Discussion and Analysis," and the additional tables on the pages which follow.

The Compensation Committee of the Board of Directors establishes and approves all compensation for all Executive Officers and administers Vishay's incentive and equity-based compensation plan.  Because the Compensation Committee determines compensation for all Executive Officers, the "Compensation Discussion and Analysis" section discusses compensation of all eight of our Executive Officers.  The compensation tables which follow include only the five executives required to be disclosed in this manner by SEC rules ("Named Executive Officers").

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value and Non-qualified Deferred Comp. Earnings	All Other Comp.
		(1)	(2)	(3)(4)(5)	(6)	(7)(8)(9)	(10)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Marc Zandman	2017	$961,769	$-	$1,162,265	$2,243,280	$933,944	$480,333	$5,781,591
Executive Chairman of the Board,	2016	876,414	-	1,086,240	1,281,600	524,275	426,167	4,194,696
Chief Business Development Officer,	2015	840,770	-	1,175,380	1,090,000	-	414,076	3,520,226
and President - Vishay Israel Ltd.

Dr. Gerald Paul	2017	1,081,890	-	1,609,815	2,804,100	647,689	191,553	6,335,047
President and Chief Executive Officer	2016	1,032,707	221,370	1,531,965	1,602,000	163,096	189,249	4,740,387
	2015	1,004,519	-	1,814,108	1,362,500	-	787,610	4,968,737

Lori Lipcaman	2017	452,963	-	170,658	357,997	297,239	27,069	1,305,926
Executive Vice President and	2016	432,371	-	164,507	255,709	167,008	26,320	1,045,915
Chief Financial Officer	2015	393,806	-	182,293	191,227	-	19,142	786,468

Johan Vandoorn	2017	508,718	-	191,672	457,349	-	135,561	1,293,300
Executive Vice President and	2016	454,690	-	172,996	249,593	-	201,732	1,079,011
Chief Technical Officer	2015	442,279	-	204,722	198,241	-	126,538	971,780

Clarence Tse(11)	2017	556,043	-	146,214	412,308	-	117,248	1,231,813
Executive Vice President
Business Head Semiconductors

(1)
Column (c) reflects base salary earned during the respective years.  The employment agreements for Dr. Paul, Mr. Vandoorn, and Ms. Lipcaman specify that their salaries be denominated and paid in euro.  The employment agreement for Mr. Zandman provides for his salary to be denominated and paid in Israeli shekels.  The employment agreement for Mr. Tse specifies for his salary to be denominated and paid in new Taiwan dollars. The amounts presented have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)
Column (d) reflects bonuses earned by our Named Executive Officers during the respective years. The 2016 amount in column (d) for Dr. Paul is representative of a special transaction bonus granted upon the successful completion of the MOSFETs Enhanced Competitiveness Program.

(3)
Column (e) represents the grant-date fair value of RSUs and PBRSUs granted in the respective years determined in accordance with FASB ASC Topic 718 in the year of grant and the assumptions set forth in Note 12 of our consolidated financial statements included in our Form 10-K filed on February 16, 2018.  The grant-date fair value is recognized for accounting purposes over the period the recipient is required to provide service in exchange for the respective awards.  At the grant date, the Company expected all performance-based vesting criteria to be achieved.  Accordingly, Column (e) includes the grant-date fair value for the PBRSUs.   The common stock underlying the RSU and PBRSU awards is not received until the awards are vested (in some cases, subject to satisfaction of performance conditions) and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(4)	The performance-based criteria for the 2015 PBRSU awards were met.

(5)	Column (e) also includes the grant-date fair value of 5,000 phantom stock units awarded annually to certain Named Executive Officers pursuant to the terms of their employment agreements. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(6)	Column (g) reflects non-equity incentive compensation earned by our executive officers during the respective years.

(7)	Column (h) reflects the change in the actuarial present value of the Named Executive Officer's pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements as set forth in Note 11 thereof. No amounts are presented for 2015 for Mr. Zandman, Dr. Paul, and Ms. Lipcaman because changes in actuarial assumptions and exchange rate impacts resulted in a decrease in the net present value of such benefits by $378,654, $1,599,625, and $130,244, respectively. Mr. Vandoorn does not participate in any defined benefit retirement plans.

(8)	The Company includes in these pension and post employment benefits certain termination benefits for Dr. Paul and Mr. Zandman which are payable at normal retirement if such executives are employed by the Company at age 62. See "Pension and Retirement Benefits" beginning on page 44.

(9)	Dr. Paul and Mr. Zandman also receive annual contributions to our non-qualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2017, 2016, or 2015 was "above market" or "preferential." Consequently, no deferred compensation plan earnings are included in the amounts reported in column (h). See the "Non-qualified Deferred Compensation" table for more information on the benefits payable under the non-qualified deferred compensation plan.

(10)	All other compensation includes amounts deposited on behalf of each Named Executive Officer into Vishay's non-qualified deferred compensation plan pursuant to the employment agreements with each Executive Officer, personal use of company car, Company contributions to defined contribution plans outside of the United States, benefits generally available to employees in Israel, medical benefits in excess of normal group or government health insurance in country of residence, additional units of phantom stock granted as a result of dividends declared by the Company, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2017	2016	2015
Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	45,880	45,662	41,177	Personal use of Company car*
	243,893	206,055	197,414	Israeli employment benefits*
	70,738	56,269	59,855	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)
	19,822	18,181	15,630	Phantom stock - dividend equivalents
	$480,333	$426,167	$414,076	Total

Dr. Gerald Paul	$$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	42,553	41,745	41,822	Personal use of Company car*
	29,178	29,323	28,158	Company-paid medical costs*
	19,822	18,181	15,630	Phantom stock - dividend equivalents
	-	-	602,000	Settlement of payroll tax audit*
	$191,553	$189,249	$787,610	Total

Lori Lipcaman	$14,285	$14,046	$7,036	Personal use of Company car*
	12,784	12,274	12,106	Company-paid medical costs*
	$27,069	$26,320	$19,142	Total

Johan Vandoorn	$4,781	$4,857	$10,566	Personal use of Company car*
	126,541	192,712	111,801	Contribution to defined contribution retirement plan and related life insurance*
	186	178	179	Company-paid medical costs*
	4,053	3,985	3,992	Allowances*
	$135,561	$201,732	$126,538	Total

Clarence Tse	$49,853			Personal use of Company car*
	39,042			Contribution to defined contribution retirement plan and related life insurance*
	4,643			Company-paid medical costs*
	14,450			Children tuition subsidy*
	9,260			Travel expenses*
	$117,248			Total

(11)	Mr. Tse was appointed an Executive Officer effective January 1, 2017.

2017 Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each Named Executive Officer during 2017.  The information included in the table should be read in conjunction with the footnotes which follow and the description of Vishay's 2007 Program described in "Compensation Discussion and Analysis."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards: Number of Shares of Stock or Units			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
		(1)			(2)			(3)	(4)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Marc Zandman	1/1/2017	-	1,520,000	2,885,307	-	-	-	5,000	81,250
	2/23/2017	-	-	-	26,120	52,240	52,240	17,413	1,081,015

Dr. Gerald Paul	1/1/2017	-	1,900,000	3,245,670	-	-	-	5,000	81,250
	2/23/2017	-	-	-	36,934	73,868	73,868	24,622	1,528,565

Lori Lipcaman	1/1/2017	-	287,889	452,963	-	-	-	-	-
	2/23/2017	-	-	-	4,124	8,247	8,247	2,749	170,658

Johan Vandoorn	1/1/2017	-	406,359	508,718	-	-	-	-	-
	2/23/2017	-	-	-	4,632	9,263	9,263	3,087	191,672

Clarence Tse	1/1/2017	-	351,059	556,043	-	-	-	-	-
	2/23/2017	-	-	-	3,533	7,066	7,066	2,355	146,214

(1)	Amounts in these columns represent the threshold, target and maximum bonus levels for each Named Executive Officer.
(2)	Included in this columns are PBRSUs granted pursuant to the respective employment agreements of the Named Executive Officers. The number of RSUs shown in the "threshold" column are those that would vest if 80% of the applicable performance criteria are achieved.
(3)
Included in this column are awards of phantom stock granted to Dr. Paul and Mr. Zandman and annual awards of RSUs granted pursuant to the respective employment agreements of the Named Executive Officers.

(4)	Amounts in this column include:
•
the grant-date fair value of the RSUs.  The amount is calculated using the closing price of Vishay stock on the date of grant of $16.25 adjusted for the present value of expected dividends.  The common stock underlying these awards is not received until the awards are vested (in some cases, subject to the satisfaction of performance conditions) and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

•
the grant-date fair value of 5,000 phantom stock units awarded annually to certain executive officers pursuant to the terms of their employment agreements.  The amount is calculated using the closing price of Vishay stock on the grant date of $16.25.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unvested stock awards (RSUs) held by our Named Executive Officers as of December 31, 2017.

		Stock Awards
Name	Grant Date (1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

Marc Zandman	3/3/2015	20,222	419,607	60,666	1,258,820
	3/1/2016	22,458	466,004	67,375	1,398,031
	2/23/2017	17,413	361,320	52,240	1,083,980
Total		60,093	1,246,931	180,281	3,740,831

Dr. Gerald Paul	3/3/2015	31,912	662,174	95,735	1,986,501
	3/1/2016	32,199	668,129	96,596	2,004,367
	2/23/2017	24,622	510,907	73,868	1,532,761
Total		88,733	1,841,210	266,199	5,523,629

Lori Lipcaman	3/3/2015	3,336	69,222	10,009	207,687
	3/1/2016	3,595	74,596	10,785	223,789
	2/23/2017	2,749	57,042	8,247	171,125
Total		9,680	200,860	29,041	602,601

Johan Vandoorn	3/3/2015	3,747	77,750	11,240	233,230
	3/1/2016	3,780	78,435	11,342	235,347
	2/23/2017	3,087	64,055	9,263	192,207
Total		10,614	220,240	31,845	660,784

Clarence Tse	2/23/2017	2,355	48,866	7,066	146,620
Total		2,355	48,866	7,066	146,620

(1)	RSUs granted March 3, 2015 cliff-vested on January 1, 2018.
(2)
75% of the RSUs granted in each of 2015, 2016, and 2017 include performance-based vesting criteria. These performance-based RSUs are shown in the column entitled "Equity Incentive Plan awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested."

(3)	Based on the closing price of Vishay common stock on December 31, 2017 of $20.75.

2017 Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our Named Executive Officers during 2017 as a result of the exercise of stock options and vesting of restricted stock units.
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Marc Zandman	-	-	82,741	1,344,541
Dr. Gerald Paul	77,334	20,308	132,001	2,145,016
Lori Lipcaman	-	-	8,625	140,156
Johan Vandoorn	-	-	9,686	157,398

The table above excludes RSUs with a vesting date of January 1, 2018.

The options above were granted under the 1998 Stock Option Program and the 2007 Stock Incentive Program. At December 31, 2017, there were no outstanding stock options.

Pension and Retirement Benefits

Vishay maintains various retirement benefit plans and arrangements.

Vishay's German subsidiaries have a noncontributory defined benefit plan governed by German law covering its management and executive employees.  Dr. Paul and Ms. Lipcaman participate in this plan.  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment ("final average compensation").  The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the noncontributory defined benefit plan of Vishay Europe GmbH and its subsidiaries.  Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation.  The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul's actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In 2010, Dr. Paul's and Mr. Zandman's employment arrangements were modified such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason. These modifications were included in formal amendments signed on August 8, 2010. The expense associated with the modifications to the employment arrangements of Dr. Paul and Mr. Zandman effectively represents a defined retirement benefit that will be recognized for financial accounting purposes over the remaining service period of the individuals.

Mr. Tse was formerly employed by Vishay subsidiaries in Taiwan and Hong Kong, and as a result of those employment arrangements, was a participant in a pension plan available to substantially all employees in Taiwan, pursuant to the Taiwan Labor Standard Law.  The Taiwan pension plan is a defined benefit plan with a lump sum payment at retirement.  For every year of the first 15 years of service, the equivalent of two months' salary is accumulated.  For additional years, the equivalent of one month's salary is accumulated.  There is a maximum payment equivalent to 45 months' salary.  Upon Mr. Tse becoming an Executive Officer in 2017, his employment arrangement was transferred to a Vishay subsidiary in Singapore.  The accumulated benefit of his Taiwan pension was transferred to a defined contribution plan in Hong Kong which will not be disbursed until Mr. Tse leaves Vishay.

While employed by Siliconix, Mr. Tse was also eligible for an executive retirement arrangement pursuant to an agreement dated December 30, 1990, as confirmed by Vishay after its acquisition of Siliconix, in an agreement dated May 29, 2001.  Pursuant to that agreement, Mr. Tse is eligible to receive a disbursement upon reaching age 60, which will occur in 2018.

Mr. Vandoorn does not participate in any defined benefit retirement plans.

2017 Pension and Retirement Benefits Table

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)
Marc Zandman	Individual contractual post-employment medical arrangement	n/a	200,591	-
	Individual contractual termination benefits(3)	n/a	6,273,178	-
Dr. Gerald Paul(2)	Vishay Europe GmbH Pension Plan and individual contractual arrangement	n/a	3,015,810	-
	Individual contractual post-employment medical arrangement	n/a	231,463	-
	Individual contractual termination benefits(3)	n/a	7,592,651	-
Lori Lipcaman(2)	Vishay Europe GmbH Pension Plan	28	1,379,248	-
Clarence Tse	Executive retirement arrangement	n/a	873,571	-

(1)	These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay's consolidated financial statements included in our 2017 Annual Report on Form 10-K.
(2)	Dr. Paul's and Ms. Lipcaman's benefits are denominated in euro. Mr. Tse's benefits are denominated in Taiwan dollars. The U.S. dollar amounts shown in the table is based on the weighted average conversion rate for 2017.
(3)	These termination benefits are payable upon normal retirement and accordingly the present value is included in this table. See "Potential Payments Upon Termination or a Change in Control."

Non-qualified Deferred Compensation

The Executive Officers participate in a non-qualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code.  Certain executive officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes.  The Executive Officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  All of the Executive Officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.

2017 Non-qualified Deferred Compensation Table

The following table sets forth information relating to the activity in the non-qualified deferred compensation plan accounts of the Executive Officers during 2017 and the aggregate balance of the accounts as of December 31, 2017:

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year (1) ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)

Marc Zandman	-	100,000	307,215	-	2,348,773
Dr. Gerald Paul	-	100,000	5,979	-	1,467,869

(1)	These amounts are included in column (i) of the "Summary Compensation Table" as a component of "All Other Compensation." No portion of the earnings credited during 2017 was "above market" or "preferential." Accordingly, no amounts related to earnings on deferred compensation have been included in the "Summary Compensation Table."

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our Executive Officers provide incremental compensation in the event of termination, as described below.  Generally, Vishay does not provide any incremental severance or other benefits specifically upon a change in control other than accelerated vesting of RSUs and PBRSUs.  Termination of employment also impacts phantom stock units and non-qualified deferred compensation balances.

Mr. Zandman and Dr. Paul

The executive employment contracts of Dr. Paul and Mr. Zandman contain severance provisions providing generally for three years of compensation in the case of a termination without cause, a voluntary termination by the executive for "good reason" (as defined in the employment agreement), or any termination (other than for cause) after attaining age 62.  As Dr. Paul has already attained age 62, any voluntary termination of his employment would result in his receiving the severance described below.

Specifically, severance items include:

•	salary continuation for three years, payable over three years;
•	5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;
•	bonus for the year of termination;
•	$1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;
•	lifetime continuation of executive's life insurance benefit. In lieu of insurance, the Company has assumed this obligation;
•	the immediate vesting of the executive's outstanding RSUs and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized (provided that upon a change in control, the outstanding PBRSUs would immediately vest as if the performance criteria had been satisfied); and
•	continuation of executive's medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

Other Executives

The employment agreements of Ms. Lipcaman and Messrs. Vandoorn and Tse provide that upon a termination without cause or resignation with "good reason" (as defined in the respective agreements), and subject to the execution of a general release, the executives will be entitled to receive:

•	continuation of base salary for 36 months;
•	payment of any earned but unpaid bonus for the previously completed year; and
•	payment of a pro-rata bonus for the year of termination, based on that year's actual performance.

Upon a termination without cause or resignation with good reason within 16 months following a change in control, the 36 months of base salary continuation will be paid as a lump sum payment. In addition, during the 12 month period beginning 4 months following a change in control, these executives may voluntarily resign and receive the severance benefits described above (including the lump sum payment of the salary continuation element) provided that in Ms. Lipcaman's case, the notice and payment timing are slightly different due to local law considerations.

In the event of termination due to death or disability, the executive or their estate will receive payment of any earned but unpaid bonus for the previously completed year; and payment of a pro-rata bonus for the year of termination, based on that year's actual performance.

Regarding equity awards, time-based vesting conditions will be deemed satisfied, and performance-based vesting conditions will remain in effect, upon the executive's death, disability, termination without cause, resignation with "good reason;" or resignation for any reason following the attainment of age 62 (except where cause exists). Equity awards immediately vest upon a change in control.

Summary of Potential Payments Upon Termination or a Change in Control

The following table sets forth the compensation that would have been received by each of the Company's executive officers had they been terminated without cause or for "good reason" as of December 31, 2017. As described above, the amount of the severance payments to Ms. Lipcaman and Messrs. Vandoorn and Tse are the same upon termination without cause or resignation with "good reason" and upon termination following a change of control, though the timing of such payments differ.

	Salary cont.	Bonus	Stock grants	Lump sum termination payment	Pension	Medical benefit	Non-qualified deferred compensation
	(1)	(2)	(3)(4)		(5)	(5)	(6)
Marc Zandman	$2,885,307	$2,243,280	$5,299,012	$1,500,000	$-	$200,591	$2,348,773
Dr. Gerald Paul	3,245,670	2,804,100	7,676,089	1,500,000	3,015,810	231,463	1,467,869
Lori Lipcaman	1,358,889	-	803,461	-	1,379,248	-	-
Johan Vandoorn	1,526,154	-	881,024	-	-	-	-
Clarence Tse	1,668,129	-	195,486	-	873,571	-	-

(1)	Equals 3 times U.S. dollar value of the 2017 salary.
(2)	Consists of bonus and non-equity incentive plan compensation for 2017 as reflected in the "Summary Compensation Table."
(3)	For Mr. Zandman and Dr. Gerald Paul, includes 15,000 shares, multiplied by $20.75, which was the closing price of Vishay's common stock on December 31, 2017. The shares are to be paid out over three years.
(4)	Includes the value of RSUs outstanding as of December 31, 2017, including PBRSUs, and assumes all performance criteria will be met.
(5)	Present value of accumulated benefit reflected in the "Pension Benefits" table, paid annually until death, exclusive of contractual termination payments for Dr. Paul and Mr. Zandman.
(6)	Aggregate balance at year end as reflected in the "Non-qualified Deferred Compensation" table.

The table above does not include the amounts that would be received for the reimbursement of excise taxes for Mr. Zandman and Dr. Paul, as further described in the section "Golden Parachute Gross-up" below.

The Company self-insures its obligation to provide continuing life insurance benefits to Mr. Zandman and Dr. Paul.  Pursuant to their employment contracts, Mr. Zandman and Dr. Paul have life insurance benefits equal to three-times base salary while employed, and one-times base salary upon retirement.  The amounts to be paid by the Company in the event of termination by reason of death would increase by three-times the base salary of Mr. Zandman and Dr. Paul, respectively.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive's average annual compensation.  Vishay does not provide any severance or other non-equity benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance, other compensation, or benefits payable could be subject to the excise tax depending upon several factors (including the amount of severance, the average compensation of the affected Executive Officer, and certain other compensation amounts that vest or are paid in connection with a change of control).  The employment agreements of Mr. Zandman and Dr. Paul provide for Vishay to reimburse such Executive Officers for any excise tax.  The Compensation Committee believed in 2004, when such employment agreements were entered, that it would be unfair for the executive to be taxed in such a case because the payments are not intended to be made exclusively with respect to a change in control.  Current practice among our peer group companies is to not provide such benefits.  Accordingly, the employment agreements for Ms. Lipcaman and Messrs. Vandoorn, Valletta, Tse, Smejkal, and Gebhardt do not provide such a provision.

If a change in control had occurred on December 31, 2017 and if Mr. Zandman and Dr. Paul had been terminated on that date, we estimate that the Company would be required to pay approximately $5.9 million and $8.0 million, respectively, to insulate Mr. Zandman and Dr. Paul from the effects of the excise tax.  In the event of an actual termination, the actual amounts that the Company would be required to pay would be based on specific facts and circumstances at the time.

Impact on Non-qualified Deferred Compensation Balances

As described above, certain Executive Officers participate in a non-qualified deferred compensation plan. All of the Executive Officers have elected to defer such compensation until retirement or termination of employment, at which time the amounts would be paid in a lump sum.

Impact on RSUs

With respect to our Executive Officers, time-based vesting conditions will be deemed satisfied, and performance-based vesting conditions will remain in effect, upon the executive's death, disability, termination without cause, resignation with "good reason," or resignation for any reason following the attainment of age 62 (except where cause exists).  In the event of voluntary termination by the executive before age 62 (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited.  At December 31, 2017, unvested time-vested RSUs and PBRSUs were as follows:

Name	Unvested Time-vested RSUs	Unvested PBRSUs
Marc Zandman	60,093	180,281
Dr. Gerald Paul	88,733	266,199
Lori Lipcaman	9,680	29,041
Johan Vandoorn	10,614	31,845
Clarence Tse	2,355	7,066

The table above excludes the 2018 annual grant for the current Executive Officers and includes the RSUs that vested January 1, 2018.

Impact on Phantom Stock Units

Certain executive officers receive an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements.  Additionally, those executives receive dividend equivalents in the form of additional phantom stock units each time the Company pays a dividend on its common stock.  Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by certain executive officers and the value of the underlying common stock at December 31, 2017:

Name	Phantom Stock Units	Value
Marc Zandman	78,435	$1,627,526
Dr. Gerald Paul	78,435	$1,627,526

The table above excludes the 2018 annual grant to certain executive officers of 5,000 phantom stock units and dividend equivalents received in 2018.

Median Pay Ratio

In August 2015, the SEC adopted Regulation S-K Item 402(u), requiring the Company to disclose the ratio of the compensation of its CEO to the compensation of its median employee, annually beginning on January 1, 2017.

The median employee was chosen from a population of the total 2017 annual salary and wages for all global employees, excluding our CEO, as of December 1, 2017.  All employees regardless of full-time, part-time, or seasonal status were included within the sampled population and there were no adjustments or assumptions made with respect to the salaries and wages metric utilized.  Annual salaries and wages was used as the identifying metric for all employees as it is a consistent measure amongst all employees.

After identifying the median employee based on annual salary and wages, we determined the median employee's total compensation in accordance with SEC regulations. The total compensation of the median employee was then compared to the total compensation of the CEO. For 2017, the ratio of the CEO total compensation to the median employee total compensation was $6,335,047 : $17,550 or 361 : 1.

2018 Executive Compensation

Base Salaries

The Compensation Committee of the Board of Directors approved the 2018 base salaries for our Executive Officers, as follows:

Name	Position	2018 Base Salary(1)
Marc Zandman	Executive Chairman, Chief Business Development Officer, and President, Vishay Israel Ltd.	ILS 3,604,764 (approximately $1,000,000)(2)
Dr. Gerald Paul	President and Chief Executive Officer	€999,485 (approximately $1,130,000)(3)
Lori Lipcaman	Executive Vice President and Chief Financial Officer	€418,462 (approximately $470,000)(3)
Johan Vandoorn	Executive Vice President and Chief Technical Officer	€469,970 (approximately $530,000)(3)
David Valletta	Executive Vice President Worldwide Sales	$512,419
Clarence Tse	Executive Vice President Business Head Semiconductors	TWD 17,616,230 (approximately $580,000)(4)
Joel Smejkal	Executive Vice President Business Head Passive Components	$335,107
Werner Gebhardt	Executive Vice President Global Human Resources	€242,742 (approximately $270,000)(3)

(1)	The amounts shown have been converted into U.S. dollars at the weighted average exchange rate for 2017.
(2)	Paid in Israeli shekels.
(3)	Paid in euro.
(4)	Paid in Taiwan dollars.

Long-term Equity Incentives

The employment agreements of the executive officers provide for annual grants of equity-based compensation in the form of RSUs. The grants are made pursuant to the 2007 Program. The grants are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Marc Zandman	125% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	40% of base salary
Johan Vandoorn	40% of base salary
David Valletta	40% of base salary
Clarence Tse	30% of base salary
Joel Smejkal	30% of base salary
Werner Gebhardt	30% of base salary

The number of units granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee.  The PBRSUs contain a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied. Of the total equity-based compensation grant, 25% of each grant is in the form of time-vested RSUs that carry only a service condition. The remaining 75% of each grant is in the form of PBRSUs. The PBRSUs will vest if certain defined performance criteria established by the Compensation Committee are realized.

The grants for 2018 under these equity compensation arrangements, which will time-vest on January 1, 2021, are as follows:

Name	Time-vested RSUs	PBRSUs	Total
Marc Zandman	15,064	45,191	60,255
Dr. Gerald Paul	20,334	61,003	81,337
Lori Lipcaman	2,270	6,811	9,081
Johan Vandoorn	2,550	7,649	10,199
David Valletta	2,469	7,409	9,878
Clarence Tse	2,090	6,271	8,361
Joel Smejkal	1,211	3,634	4,845
Werner Gebhardt	988	2,963	3,951

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2017.

	Number of Shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders (1)

2007 Stock Incentive Program (2)
Restricted Stock Units (3)	986,000	n/a		(2)
Phantom Stock Units (4)	157,000	n/a		(2)
Total 2007 Stock Incentive Program	1,143,000		3,158,000

Total approved by stockholders	1,143,000		3,158,000

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	1,143,000		3,158,000

(1)	Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	The 2007 Program provides for the grant of stock options, restricted stock, unrestricted stock, RSUs (including PBRSUs), and phantom stock units. Therefore the shares available for future issuance are presented only in total for the program.
(3)	Each RSU entitles the recipient to receive a share of Vishay common stock. Because these awards have no exercise price, there is no calculation of weighted average exercise price.
(4)	Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement. Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions.  Related parties include our directors and executive officers, or any person who is an immediate family member of any director or executive officer; a stockholder owning in excess of 5% of any class of our securities; and any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest.  A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.

The Nominating and Corporate Governance Committee has the responsibility of administering the policy.  Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated.

All transactions with related parties meeting the disclosure thresholds established by the SEC must be approved or ratified by the Committee. All new employment relationships with a family member of a director or executive officer must be approved by the Committee.  The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

The Committee determines whether or not to approve or ratify a transaction or employment relationship based on all relevant facts and circumstances, including:

•	the extent of the related person's interest in the transaction and the materiality of the transaction to the Company;

•	the benefits to the Company of the transaction;

•	the availability of other sources of comparable products or services; and

•	the commercial reasonableness of the transaction.

The following related party relationships and transactions meet the threshold established by the SEC for disclosure in our annual proxy statement:

Yitzhak Shoshani is the brother of director Ruta Zandman.  Mr. Yitzhak Shoshani is Vice President and General Manager of, and owns 13.3% of, Ecomal Israel, a distributor of our products mainly in the Israeli market. In 2017, Mr. Yitzhak Shoshani's compensation (salary and car allowance) was ILS 623,412 ($171,536).  Mr. Shoshani also received $359,978 in the form of dividends due to the performance of Ecomal Israel for 2017.

Roy Shoshani is the brother of Ziv Shoshani.  He is currently Vice President of Vishay's Integrated Circuits Division.   In 2017, Mr. Roy Shoshani's compensation (salary, bonus, and car and housing allowances) was $485,053.

Vishay Precision Group, Inc.

On July 6, 2010, Vishay completed the spin-off of Vishay Precision Group, Inc. (VPG) to its stockholders as an independent, publicly-traded company. Prior to July 6, 2010, Vishay Precision Group, Inc. was a wholly-owned subsidiary of the Company.

Following the spin-off, VPG and Vishay operate separately, each as independent public companies. Vishay Intertechnology has no ownership interest in VPG.

However, Ruta Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, all of whom stand for election to our Board of Directors, control a significant portion of the voting power of both Vishay and VPG. Mrs. Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, controls approximately 43.0% of the voting power of our capital stock and approximately 34.8% of the total voting power of VPG's capital stock. Mr. Zandman, our Executive Chairman of the Board and an executive officer of Vishay, serves as the Chairman of VPG. Ziv Shoshani, CEO of VPG and a nephew of Mrs. Ruta Zandman, serves as a director of Vishay.

In connection with the completion of the spin-off, on July 6, 2010, Vishay and its subsidiaries entered into several agreements with VPG and its subsidiaries that govern the relationship of the parties following the spin-off. Among the agreements entered into with VPG and its subsidiaries were a trademark license agreement, transition services agreement, several lease agreements, and supply agreements. None of the agreements have had or are expected to have a material impact on Vishay's financial position, results of operations, or liquidity. Some of these agreements have expired and have not been renewed. We believe that the pricing associated with these agreements are equivalent to arms-length transactions between unrelated parties. However, such agreements were negotiated when VPG was still a subsidiary of Vishay Intertechnology. These agreements are described in the section entitled "Certain Relationships and Related Party Transactions," which is incorporated by reference herein, of the registration statement on Form 10 of Vishay Precision Group filed with the SEC on June 22, 2010.

Timothy V. Talbert, a director, is also a member of the Board of Directors of VPG.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting.  The Board of Directors is not aware of any other matters proposed to be presented at the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10‑K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2017 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644‑1300.  A copy of our Annual Report to Stockholders and our Annual Report on Form 10-K are also available on our investor relations website at ir.vishay.com.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Under SEC rules, if a stockholder wants us to include a proposal in our proxy materials for the 2019 annual meeting, a stockholder proposal must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission and be received by our Corporate Secretary by the close of business on November 23, 2018.

The form of proxy issued with our 2019 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2019 annual meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Corporate Secretary of such proposal before February 6, 2019 and certain other conditions provided for in the SEC's rules have been satisfied.

By Order of the Board of Directors,

Peter Henrici
Corporate Secretary

March 23, 2018

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VISHAY INTERTECHNOLOGY, INC. 59 MAIDEN LANE NEW YORK, NY 10038
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E24372-P87028	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

VISHAY INTERTECHNOLOGY, INC. The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees 01)Marc Zandman 02)Ruta Zandman 03)Ziv Shoshani	¡	¡	¡

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2018.				¡	¡	¡

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					¡

			Yes	No
Please indicate if you plan to attend this meeting.			¡	¡
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 15, 2018.
The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2018 Annual Meeting of Stockholders

2017 Annual Report to Stockholders

To view these materials, visit http://ir.vishay.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

VISHAY INTERTECHNOLOGY, INC.
2018 Annual Meeting of Stockholders

The undersigned hereby appoints Marc Zandman, Dr. Gerald Paul, and Lori Lipcaman, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at the Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Avenue, Malvern, PA 19355, at 9:30 a.m., local time, on Tuesday, May 15, 2018, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments :

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the other side.)